Exhibit 10.1

PIPELINES AND TERMINALS AGREEMENT

by and among

ALON USA, LP,
a Texas limited partnership

and

Holly Energy Partners, L.P.,
a Delaware limited partnership

Dated: February 28, 2005

Exhibits

Exhibit A	–	Refined Product Pipelines
Exhibit B	–	Refined Product Terminals
Exhibit C	–	Terminals Fee Schedule
Exhibit D	–	Interstate Tariff (Rates, Rules and Regulations)
Exhibit E	–	Intrastate Tariff (Rates, Rules and Regulations (Public))
Exhibit F	–	Intentionally Omitted
Exhibit G	–	Intrastate Tariff (Rates, Rules and Regulations (Private))
Exhibit H	–	Insurance
Exhibit I	–	Schedule of Settlement Procedures
Exhibit J	–	Access Agreement

Pipelines and Terminals Agreement

-i-

PIPELINES AND TERMINALS AGREEMENT

     This Pipelines and Terminals Agreement (this “Agreement”) is dated as of February 28, 2005, by and among ALON USA, LP, a Texas limited partnership and Holly Energy Partners, L.P., a Delaware limited partnership.

RECITALS:

     Pursuant to that certain Contribution Agreement dated as of January 25, 2005 (the “Contribution Agreement”) by and among HEP, Holly Energy Partners-Operating, L.P., a Delaware limited partnership, T&R Assets, Inc., a Texas corporation, Fin-Tex Pipeline Company, a Texas corporation, and ALON USA Refining, Inc., a Delaware corporation (together with T&R Assets, Inc. and Fin-Tex Pipeline Company, “Transferors”), and ALON Pipeline Logistics, LLC, a Delaware limited liability company, ALON USA, INC., a Delaware corporation, ALON, and ALON Pipeline Assets, LLC, a Texas limited liability company, and an Affiliate of ALON (“Newco1”), Transferors have agreed to contribute to HEP, through Newco1, and HEP has agreed to acquire, certain pipelines and terminals which historically have been utilized by ALON to transport and terminal Refined Products.

     ALON desires to continue to transport and terminal Refined Products in the Transferred Assets and HEP desires to provide transportation and terminalling services to ALON, all on the terms set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual obligations, covenants and conditions contained herein, the parties to this Agreement hereby agree as follows:

     Section 1. Definitions

     (a) As used herein, the following terms shall have the meaning specified below:

     “Abilene Pipeline” has the meaning set forth in Section 2(b)(ii).

     “Activity Notice” has the meaning set forth in Section 15(a).

     “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with, the Person in question.

     “ALON” means ALON USA, LP, a Texas limited partnership.

     “ALON Events of Default” has the meaning set forth in Section 16(b).

     “ALON Indemnified Parties” has the meaning set forth in Section 19(c).

     “Ancillary Documents” has the meaning set forth in the Contribution Agreement.

Pipelines and Terminals Agreement

     “Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.

     “Arbitrable Dispute” means any and all disputes, Claims, controversies and other matters in question between ALON, on the one hand, and HEP, on the other hand, arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to the subject matter of this Agreement regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by Applicable Law or otherwise or (d) seeking damages or any other relief, whether at law, in equity or otherwise.

     “bpd” means barrels per day.

     “Capital Amortization Period” has the meaning set forth in Section 14(a)(iv).

     “Capital Improvement” means (a) any modification, improvement, expansion or increase in the capacity of the Refined Product Pipelines or Refined Product Terminals or any portion thereof, or (b) any connection, or new point of receipt or delivery for Refined Products, including any terminals, lateral pipelines or extensions of Refined Products Pipelines.

     “Claim” means any existing or threatened future claim, demand, suit, action, investigation, proceeding, governmental action or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative), known or unknown, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice.

     “Claimant” has the meaning set forth in Section 21(g).

     “Chevron Segment” means the approximately 38-mile, 6-inch pipeline from Coahoma Station to Midland, Texas, leased by ALON.

     “Common Carrier Requirements” means duties relating to the provision of shipping rights and prorationing which are required under Applicable Law with respect to any Refined Product Pipeline.

     “Construction Capital Expenditure” has the meaning set forth in Section 14(a)(iii).

     “Contract Quarter” means a three-month period that commences on January 1, April 1, July 1, or October 1, and ends on March 31 June 30, September 30, or December 31, respectively, except that the initial Contract Quarter shall commence on the Effective Date.

Pipelines and Terminals Agreement

     “Contract Year” means a year that commences on January 1 and ends on the last day of December, except that the initial Contract Year shall commence on the Effective Date.

     “Contribution Agreement” has the meaning set forth in the first recital.

     “Control” (including with correlative meaning, the term “Controlled by”) means, as used with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     “Control Center” has the meaning set forth in Section 6(a)(ix).

     “Controlled Affiliates” means with respect to any Person, any other Person that directly or indirectly through one or more intermediaries is Controlled by such Person.

     “Deficiency Payment” has the meaning set forth in Section 15(a)(v).

     “Deficient Volumes” has the meaning set forth in Section 15(a)(i).

     “Disputed Amount” has the meaning set forth in Section 15(a)(v).

     “Due Date” has the meaning set forth in Section 4(b).

     “Dyess Pipeline” Section 2(b)(ii).

     “Effective Date” means the date of the closing of the Contribution Agreement.

     “Escrow Agent” has the meaning set forth in Section 15(a)(v).

     “Excess Volumes” has the meaning set forth in Section 15(a)(i).

     “Exercise Period” has the meaning set forth in Section 18(b).

     “Extended HEP Cure Period” has the meaning set forth in Section 16(a)(ii).

     “Fin-Tex Pipeline” has the meaning set forth in Section 2(b)(ii).

     “Force Majeure” means acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, storms, floods, washouts, arrests, the order of any court or Governmental Authority having jurisdiction while the same is in force and effect, civil disturbances, explosions, breakage, accident to machinery, storage tanks, terminals, or lines of pipe, inability to obtain or unavoidable delay in obtaining material or equipment, and any other causes, whether of the kind herein specifically enumerated or otherwise, which is not reasonably within the control of the party claiming suspension and which by the exercise of due diligence such party is unable to prevent or overcome. For avoidance of doubt, the unavailability of any segment of a Refined Product Pipeline leased by ALON or its

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Affiliates that is due to the termination, expiration or nonrenewal of such lease shall not be included within the meaning of Force Majeure.

     “Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

     “HEP” means Holly Energy Partners, L.P., a Delaware limited partnership, and its operating affiliates.

     “HEP Events of Default” has the meaning set forth in Section 16(a).

     “HEP Indemnified Parties” has the meaning set forth in Section 19(b).

     “Incentive Adjustment” has the meaning set forth in Section 15(a)(vi).

     “Incentive Amount” means $22,891,000, subject to adjustment pursuant to Section 3(b).

     “Incentive Revenues” has the meaning set forth in Section 3(b).

     “Initial HEP Cure Period” Section 16(a)(ii).

     “Initial Term” has the meaning set forth in Section 13(a).

     “Intervention Period” has the meaning set forth in Section 17(c).

     “Losses” has the meaning set forth in Section 19(b).

     “Maintenance Activities” has the meaning set forth in Section 10(c).

     “Maintenance Standards” has the meaning set forth in Section 6(a)(vii).

     “Minimum Volume Commitment” has the meaning set forth in Section 2(a)(i).

     “Minimum Volumes Revenue” has the meaning set forth in Section 15(a)(iii).

     “Monthly Capital Construction Amount” has the meaning set forth in Section 14(a)(iv).

     “Monthly Services Charge” has the meaning set forth in Section 3(f).

     “Navajo Pipeline Lease” means that certain Pipeline Lease Agreement dated February 21, 1997 between Navajo Pipeline Company and ALON (as successor in interest to American Petrofina Pipe Line Company).

     “Net Excess Revenues” has the meaning set forth in Section 15(d).

Pipelines and Terminals Agreement

     “Newco1” has the meaning set forth in the first recital.

     “Objection Notice” has the meaning set forth in Section 15(a)(v).

     “Operations” has the meaning set forth in Section 18(b).

     “Other Products” means heating oil, distillates, transmix, liquified petroleum gas, natural gas liquids, blend stocks, crude oil and any other hydrocarbons which may hereafter be transported or stored in the Transferred Assets.

     “PPI” means the inflationary adjustment index utilized by the Federal Energy Regulatory Commission from time to time, which currently is the Producer Price Index for Finished Goods, seasonally adjusted, as published by the Department of Labor.

     “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, Governmental Authority or political subdivision thereof or other entity.

     “Pipeline Easements” has the meaning set forth in Section 6(a)(x).

     “Prime Rate” means a rate per annum equal to the sum of (i) 3% plus (ii) the prime rate per annum announced by Union Bank of California, N.A., or if Union Bank of California, N.A. no longer announces a prime rate for any reason, the prime rate per annum announced by the largest U.S. bank measured by deposits from time to time as its base rate on corporate loans, automatically fluctuating upward or downward with each announcement of such prime rate.

     “Private Tariff” means each of the tariffs on Exhibits D, E, or G which is not designated as a “Public Tariff”.

     “Proposed Terms” has the meaning set forth in Section 18(b).

     “Public Tariff” means each of the tariffs listed on Exhibits D, E, or G which is designated as a “Public Tariff” and each other tariff which may hereafter be filed publicly with respect to a Refined Product Pipeline in accordance with the terms of this Agreement.

     “Quarterly Minimum Volume” has the meaning set forth in Section 15(a)(i).

     “Refined Products” means gasolines, diesel fuel, jet fuel and kerosene.

     “Refined Product Pipelines” means the pipelines described on Exhibit A attached hereto.

     “Refined Product Terminals” means the terminals and tank farm described on Exhibit B attached hereto.

     “Refinery” means the refining facilities owned and operated by ALON and its Affiliates in Big Spring, Texas.

Pipelines and Terminals Agreement

     “Renewal Terms” has the meaning set forth in Section 13(b).

     “Respondent” has the meaning set forth in Section 21(g).

     “River Pipeline” has the meaning set forth in Section 2(b)(ii).

     “Services Agreement” has the meaning given to such term in the Contribution Agreement.

     “Statement” has the meaning set forth in Section 4(a).

     “Third Party Sale Period” has the meaning set forth in Section 18(b).

     “Total Activity” has the meaning set forth in Section 15(a)(i).

     “Total Deficient Revenues” has the meaning set forth in Section 15(a)(v).

     “Total Excess Revenues” has the meaning set forth in Section 15(a)(v).

     “Total Volumes” has the meaning set forth in Section 15(a)(i).

     “Total Revenues” has the meaning set forth in Section 15(a)(i).

     “Transaction Notice” has the meaning set forth in Section 18(b).

     “Transfer” including the correlative term “Transferring” or “Transferred” means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition (whether voluntary, involuntary or by merger, operation of law, or sale of equity interests) of all or any portion of the Refined Product Pipelines and the Refined Product Terminals (including any Capital Improvement).

     “Transferred Assets” has the meaning set forth in Section 2(a)(iii).

     “Transferors” has the meaning set forth in the first recital.

     “Wichita Falls Pipeline” has the meaning set forth in Section 2(b)(ii).

     (b) Other Terms. If other terms are defined elsewhere in the text of this Agreement, such terms shall have the meaning so indicated.

     (c) Interpretation. Unless the context of this Agreement clearly requires otherwise, (i) the references to the plural include the singular, the singular the plural, the part the whole, (ii) “or” has the inclusive meaning frequently identified with the phrase “and/or”, (iii) “including” has the meaning frequently identified with the phrase “but not limited to”, (iv) references to “hereunder” or “herein” relate to this Agreement, and (v) references to “Dollars” or “$” refer to U.S. dollars. Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

Pipelines and Terminals Agreement

     Section 2. Throughput and Storage Commitment.

     (a) Minimum Volume Commitment. During the term of this Agreement and subject to the terms and conditions of this Agreement (including, without limitation, Section 10 hereof), ALON agrees as follows:

     (i) Commencing on the Effective Date, ALON will transport on the Refined Product Pipelines and terminal in the Refined Product Terminals volumes of Refined Products equal to or greater than the minimum volumes per day specified for each Refined Product Pipeline and Refined Product Terminal on Exhibits A and B hereto (collectively, the “Minimum Volume Commitment”).

     (ii) Without prejudice to any other remedy available to ALON, if for any period of time ALON is unable to transport on the Refined Product Pipelines or terminal in the Refined Product Terminals the volumes of Refined Products which are required to meet the Minimum Volume Commitment and for which ALON is ready, willing and able to transport or terminal, whether such inability is due to HEP’s operational difficulties, prorationing, difficulties with pipeline connections, or otherwise, then the Minimum Volume Commitment will be reduced for such period of time by the volume of Refined Products that ALON is unable to transport on the Refined Product Pipelines or terminal in the Refined Product Terminals as reasonably determined and communicated by ALON to HEP in writing from time to time during such period.

     (iii) The parties acknowledge and agree that all volumes of Refined Products and Other Products transported or stored in the Refined Product Pipelines, the Refined Product Terminals and/or the related assets transferred to HEP pursuant to the Contribution Agreement (the “Transferred Assets”), whether transported or stored for or on behalf of ALON or any other party, shall apply toward satisfaction of the Minimum Volume Commitment.

     (iv) The Minimum Volume Commitment shall not be reduced and ALON shall be responsible for providing alternative transportation, at ALON’s sole cost and expense, should the Chevron Segment be unavailable due to the termination, expiration, or nonrenewal of the lease.

     (v) Minimum Volume Adjustments. If for any reason ALON shall not utilize a Refined Product Pipeline or a Refined Product Terminal for a period of 60 consecutive days and the Minimum Volume Commitment applicable to such Refined Product Pipeline or Refined Product Terminal shall not otherwise be excused pursuant to this Agreement with respect thereto, then from and after such 60th day (and only during such non-utilization), the minimum volume commitment then applicable to such Refined Product Pipeline or Refined Product Terminal shall be discounted by the rate set forth for such pipeline or terminal in the column labeled “Section 2(a)(v) 60 Day Discount Rate” on Exhibit A. At such time as the Refined Product Pipeline or Refined Product Terminal is returned to use, then the discount rate shall no longer apply. In the event the period of

Pipelines and Terminals Agreement

non-utilization described in the foregoing sentence shall exceed 180 days or if ALON shall notify HEP that such non-utilization shall be permanent and such non-utilization is not otherwise excused pursuant to this Agreement, then, from and after such 180th day or from and after such notice, whichever is earlier (and only during such non-utilization), the minimum volume commitment then applicable to such Refined Product Pipeline or Refined Product Terminal (without giving effect to any discount pursuant to the foregoing sentence) shall be discounted by the rate set forth for such pipeline or terminal in the column labeled “Section 2(a)(v) 180 Day Discount Rate” on Exhibit A. At such time as the Refined Product Pipeline or Refined Product Terminal is returned to use, then the discount rate shall no longer apply.

     (b) Obligations of HEP.

     (i) During the term of this Agreement and subject to the terms and conditions of this Agreement, HEP agrees to own or lease, operate and maintain the assets necessary to receive the Refined Products from ALON and to provide the services required under this Agreement. Notwithstanding the preceding sentence, subject to Section 17(c), Section 17(d), Section 18, and Section 21(c) of this Agreement and Section 11.6 of the Contribution Agreement, HEP is free (A) to sell any of its assets, including assets that provide services under this Agreement, (B) to merge with another entity (whether or not HEP is the surviving entity in such merger) or (C) to sell all of its assets or all of its equity to another entity at any time.

     (ii) At the request of ALON and subject in each case to Common Carrier Requirements and to Section 10 of this Agreement, HEP agrees to transport by pipeline for ALON each month during the term of this Agreement: (A) up to 20,000 bpd of Refined Products on the 6” line from Big Spring to Abilene (the “Abilene Pipeline”), (B) up to 25,000 bpd of Refined Products on the 8” line from Midland to Orla (the “Fin-Tex Pipeline”), (C) up to 23,000 bpd of Refined Products on the 8” line from Big Spring to Wichita Falls (the “Wichita Falls Pipeline”), (D) up to 21,000 bpd of Refined Products on the 6” line from Wichita Falls to Duncan, OK (the “River Pipeline”), and (E) up to 53,000 bpd of Refined Products on the 8” line from Abilene to Dyess Air Force Base (the “Dyess Pipeline”). ALON represents that as of the Effective Date, the respective lines set forth above have the capacity to transport the volumes set forth above.

     (iii) HEP agrees to provide terminalling services for all ALON volumes of Refined Products transported to the Refined Product Terminals.

To the extent that ALON is entitled to an exception under Section 10(a) or Section 10(b) of this Agreement to its obligations under Section 2(a) of this Agreement, the corresponding obligations of HEP under this Section 2(b) will be proportionately reduced.

     (c) Ancillary Services. HEP will provide ancillary services to ALON with respect to the Refined Product Pipelines and Refined Product Terminals, including batch tracking, truck

Pipelines and Terminals Agreement

rack blending, tank sampling, truck sampling, tank-to-tank transfers, information reporting, customer support services, monitoring and storing additives and such other services requested by ALON that (i) reasonably relate to ALON’s Refined Products and activities at the Refined Product Pipelines and the Refined Product Terminals, (ii) are not materially inconsistent with the scope and nature of ancillary services customarily provided by operators of Refined Product pipelines and terminals, and (iii) do not impose a material burden on HEP; provided, however, that irrespective of the foregoing clauses (i) through (iii), HEP shall in any event provide to ALON such ancillary services as HEP provides from time to time to Holly Corporation without additional charge under that certain Pipelines and Terminals Agreement dated July 13, 2004 (as may be amended from time to time). The fees for such ancillary services are included in the fees provided for in Section 3. All fuel additives, dyes, de-icers and other additives requested to be added to ALON’s Refined Products will be provided by ALON at no cost to HEP. If any additional ancillary services are requested by ALON that are different in kind, scope or frequency from the services set forth above, then HEP and ALON shall negotiate in good faith to determine the appropriate rates to be charged for such ancillary services and the capital costs, if any, that HEP may reasonably incur to address such new requirements. Each party shall be responsible for maintaining the integrity of its operations and the quality of its products so as to not cause additional operating costs related to ancillary services to be incurred by the other party.

     Section 3. Tariffs, Fees and Surcharges.

     (a) Tariffs.

     (i) The rules and regulations applicable to (A) interstate service on the Refined Product Pipelines shall be as set forth in the pro forma rules and regulations tariffs attached hereto as Exhibit D, and (B) intrastate service (public line) and intrastate service (private line) on the Refined Product Pipelines shall be as set forth in the pro forma rules and regulations tariffs attached hereto as Exhibit E and Exhibit G, respectively; provided that, as between HEP and ALON, the parties agree in the case of any conflict between the terms of this Agreement and the rules and regulations tariffs, the terms of this Agreement shall control. The initial tariff rates for interstate service on the Refined Product Pipelines shall be as set forth in the pro forma tariffs attached hereto as Exhibit D and the initial tariff rates for intrastate services (public line) and intrastate service (private line) shall be as set forth in the pro forma tariffs attached hereto as Exhibit E and Exhibit G, respectively. In the event that any Governmental Authority having jurisdiction over HEP or the Refined Product Pipelines takes any action under Applicable Law which requires the tariff rates set forth in Exhibits D, E and G to be decreased, then the Minimum Volume Commitment shall be proportionately adjusted in such a manner as may be necessary to take into account the economic benefits and obligations that would have otherwise been realized and borne by the parties had there not been a decrease in the tariff rates. If HEP and ALON are unable to agree, such proportionate adjustments will be determined by binding arbitration in accordance with Section 21(g) of this Agreement.

Pipelines and Terminals Agreement

     (ii) Subject to Common Carrier Requirements and the annual adjustments contemplated by this Section 3(a)(ii), no tariff rates or incentive tariff rates set forth in Exhibits D, E or G shall be amended or modified and no new tariff shall be filed by HEP with respect to the Refined Product Pipelines, in each case, without the prior written consent of ALON. The initial tariff rates and incentive tariff rates set forth in Exhibits D, E and G (without consideration of any previous adjustment pursuant to this Section 3(a)) shall be adjusted on March 1 of each Contract Year commencing on or after January 1, 2006, by an amount equal to the percentage change, if any, in the PPI from the month of December 2004 to the month of December immediately preceding such Contract Year, but in no event shall such adjustment ever lower the tariff rates below the initial tariff rates. HEP will deliver a copy of the Public Tariffs and the Private Tariffs, if any, to ALON setting forth the adjusted tariff rates and incentive tariff rates. If the PPI index is no longer published, ALON and HEP shall negotiate in good faith to agree on a new index that is recognized in the refined product pipeline and terminal industry or which otherwise gives comparable protection against inflation or deflation in such industry and the same method of adjustment for increases or decreases in the new index shall be used to calculate increases or decreases in the tariff rates. If ALON and HEP are unable to agree, a new index will be determined by binding arbitration in accordance with Section 21(g) of this Agreement, and the same method of adjustment for increases or decreases in the new index shall be used to calculate increases or decreases in the tariff rates.

     (iii) The applicable fees, tariff rates and other charges provided for in this Agreement will become effective as of the date of this Agreement, or in the case of Public Tariff rates relating to the Refined Product Pipelines, as soon thereafter as those rates become effective. HEP will use commercially reasonable efforts to obtain the necessary regulatory approvals for the Public Tariff rates set forth in Exhibit D and Exhibit E to become effective on the date of this Agreement or as soon as possible thereafter.

     (b) Incentive Tariffs. The incentive tariff rates applicable to the Refined Product Pipelines shall initially be as set forth in Exhibits D, E and G. The incentive tariff rates will be adjusted each Contract Year as provided in Section 3(a)(ii). In consideration of ALON’s commitments set forth in Section 2, ALON shall be entitled to the incentive tariff rates for transportation of Refined Products on the Refined Product Pipelines pursuant to this Agreement. Notwithstanding the foregoing, ALON hereby waives any claim to the incentive 2 tariff rates until the aggregate revenues (not including any surcharges, charges or tariff increases pursuant to Section 3(d), Section 3(e) and Section 3(f), and any Monthly Capital Construction Amount pursuant to Section 14(a)(iv)) generated by the transportation and storage of Refined Products or Other Products on the Transferred Assets by ALON (including transportation and storage by ALON on behalf of third parties where ALON is the shipper of record) exceed the Incentive Amount in any Contract Year (such excess being the “Incentive Revenues”). At such time as ALON has satisfied the Incentive Revenues requirement, then ALON will be entitled to receive the incentive 2 tariff rates applicable during such Contract Year for volumes of Refined Products or Other Products transported by ALON (including transportation by ALON on behalf of third parties where ALON is the shipper of record) on each Refined Product Pipeline during such

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Contract Year in excess of the incentive volume requirement for such Refined Product Pipeline for such Contract Year (which Contract Year incentive volume requirement shall equal the per day incentive volume requirement as set forth in Exhibit A multiplied by the actual number of days in such Contract Year). Settlement of any amounts due to ALON with respect to incentive 2 tariff rates shall be calculated as soon as practicable following the end of each Contract Year and shall be set forth in the Activity Notice for the fourth Contract Quarter in such Calendar Year, with actual settlement made pursuant to Section 15(a)(vi). The Incentive Amount (without consideration of any previous adjustment pursuant to this Section 3(b) shall be adjusted on March 1 of each Contract Year commencing on or after January 1, 2006, by an amount equal to the percentage change, if any, in the PPI from the month of December 2004 to the month of December immediately preceding such Contract Year.

     (c) Terminal Fees. The initial service fees (as well as the method for subsequent adjustments in such fees) for terminalling the Refined Products in the Refined Product Terminals are set forth on the fee schedule attached hereto as Exhibit C.

     (d) New Laws Monthly Surcharge. If new laws or regulations are enacted that require HEP to make substantial and unanticipated capital expenditures with respect to one or more Refined Product Terminals, HEP may impose a monthly surcharge to cover ALON’s pro rata share of HEP’s cost of complying with these laws or regulations; provided, however, that ALON shall have the option to elect not to incur such monthly surcharge whereupon ALON shall, from and after the date on which a Refined Product Terminal shall have to satisfy such new law or regulation, no longer be entitled to utilize such Refined Product Terminal until such time as ALON shall agree to incur such monthly surcharge; provided further, that (i) during the Initial Term, no such election shall affect ALON’s Minimum Volume Commitment and (ii) during any Renewal Term, any such election by ALON shall decrease ALON’s Minimum Volume Commitment by the minimum volume applicable to such Refined Product Terminal. ALON and HEP shall negotiate in good faith to mitigate the impact of these laws and regulations and to determine the level of the monthly surcharge. If ALON and HEP are unable to agree on the level of the monthly surcharge, such surcharge will be determined by binding arbitration in accordance with Section 21(g) of this Agreement.

     (e) Increases in Pipeline Tariff Rates. If new laws or regulations are enacted that require HEP to make substantial and unanticipated capital expenditures with respect to one or more Refined Product Pipelines, HEP may increase the tariff rates set forth on Exhibits D, E and G to cover ALON’s pro rata share of HEP’s cost (including cost of capital) of complying with these laws or regulations; provided, however, that ALON shall have the option to elect not to incur such increased tariff rates whereupon ALON shall, from and after the date on which a Refined Product Pipeline shall have to satisfy such new law or regulation, no longer be entitled to utilize such Refined Product Pipeline until such time as ALON shall agree to incur such increased tariff rates; provided further, that (i) during the Initial Term, no such election shall affect ALON’s Minimum Volume Commitment and (ii) during any Renewal Term, any such election by ALON shall decrease ALON’s Minimum Volume Commitment by the minimum volume applicable to such Refined Product Pipeline. ALON and HEP shall negotiate in good faith to mitigate the impact of these laws and regulations and to determine the amount of the new

Pipelines and Terminals Agreement

tariff rates. If ALON and HEP are unable to agree on the amount of the new tariff rates that HEP will file, such tariff rates will be determined by binding arbitration in accordance with Section 21(g) of this Agreement.

     (f) Terminal Access and Services Charge. The parties agree that a monthly terminal access and services charge in the amount of $50,000 (“Monthly Services Charge”) shall be billed each month to ALON with respect to monitoring, control, reporting and other services to be provided to ALON at the Refined Product Terminals pursuant to this Agreement. The Monthly Services Charge (without consideration of any previous adjustments pursuant to this Section 3(f)) shall be adjusted on March 1 of each Contract Year commencing on or after January 2006 by an amount equal to the percentage increase, if any, in the PPI from the month of December 2004 to the month of December immediately preceding such Contract Year; provided, however, the Monthly Services Charge will not decrease as a result of any decrease in the PPI.

     Section 4. Billing

     (a) Monthly Statement. Each month during the term of this Agreement, HEP will deliver a statement (the “Statement”) to ALON on or before the 20th day of each month setting forth the fees due to HEP by ALON for the services rendered under this Agreement for the prior month, net of the amount of any adjustments due to ALON pursuant to Section 15(a)(vi).

     (b) Due Date. ALON will pay HEP the amount specified on the Statement in the form of immediately available federal funds by wire transfer to the bank account specified on the Statement, or any other mutually agreed upon method, within 10 days after receipt of the Statement (the “Due Date”).

     (c) Late Payments. Payments not received by HEP on or prior to the Due Date will accrue interest at the Prime Rate from the Due Date until the date actual payment is received by HEP.

     Section 5. Taxes.

     ALON will pay all taxes, import duties, license fees and other charges by any Governmental Authority levied on the Refined Products delivered by ALON for transportation or storage by HEP in the Refined Product Pipelines and Refined Product Terminals. HEP will pay all taxes, import duties, license fees, users fees and other charges by any Governmental Authority levied on the transportation and storage services provided by HEP to ALON under this Agreement or on the Refined Product Pipelines or the Refined Product Terminals. Should either party be required to pay or collect any taxes, duties, charges and or assessments pursuant to any federal, state, county or municipal law or authority now in effect or hereafter to become effective which are payable by the other party pursuant to this Section 5, the proper party shall promptly reimburse the other party therefor.

Pipelines and Terminals Agreement

     Section 6. Transportation and Delivery of Product

     (a) Refined Product Pipelines.

     (i) Origin and Destination. HEP will receive Refined Products from ALON at each of the Refined Product Pipelines origins as set forth in the applicable tariff. HEP will deliver the Refined Products shipped pursuant to this Agreement to the destination point set forth in the applicable tariff. Except as provided by Section 6(a)(vi) or Section 14, or as may be otherwise agreed to by the parties, HEP will not be required to receive Refined Products from any other origin point, nor deliver Refined Products to any destination other than as provided in the tariff. Subject to Common Carrier Requirements, during the term of this Agreement, HEP shall not add or remove any origin or destination points to the Refined Product Pipelines without ALON’s prior written consent.

     (ii) Flow Rate. HEP shall ship Refined Products tendered by ALON and as scheduled by ALON pursuant to Section 6(a)(v), in accordance with the tariff rules and regulations set forth on Exhibits D, E, and G.

     (iii) Minimum Batch Size. No Refined Products will be received or moved through the Refined Product Pipelines except in compliance with the tariff rules and regulations set forth on Exhibits D, E, and G. The minimum batch size on the Refined Product Pipelines shall be 3,000 barrels.

     (iv) Notification of Utilization. When requested by HEP, ALON will, within ten (10) days of such request, provide to HEP written notification of ALON’s reasonable good faith estimate of its anticipated future utilization of the Refined Product Pipelines of HEP.

     (v) Scheduling of Product Movements. Subject to Common Carrier Requirements and the terms of this Agreement, ALON will have the right and responsibility to schedule all movements of Refined Products transported for or at the direction of ALON on the Refined Product Pipelines. HEP will ship such Refined Products at the times, in the specific pipelines and from the origin and to the destination points as set forth in the applicable tariffs as scheduled by ALON. Prior to or at the time of scheduling HEP’s shipment of any Refined Products, ALON will provide a notice to HEP setting forth in detail the specifications of each shipment of Refined Products; provided that ALON, may change the scheduling and/or specifications of any shipment of Refined Products up to the time of such shipment so long as ALON agrees to be responsible for any reasonable additional costs incurred by HEP as a direct result of such change and which would not have been incurred by HEP but for such scheduling change. In the event there shall occur any scheduling conflict between ALON and another shipper on any Refined Product Pipeline, the parties agree that the proration provisions contained in the document entitled, “Holly Energy Partners-Operating, L.P. Proration Policy,” effective February 28, 2005, will control, and, to the extent such policy does not resolve

Pipelines and Terminals Agreement

the conflict, the party with the greater historical usage over the preceding 24 months shall have priority.

     (vi) Pipeline Direction and Connections. Without ALON’s prior written consent, HEP will not reverse the direction of any Refined Product Pipelines or, connect any other pipeline to the Refined Product Pipelines or the Refined Product Terminals; provided, however, that HEP may take any (A) emergency action reasonably necessary to prevent or remedy a release of Refined Products from a Refined Product Pipeline or Refined Product Terminal, or (B) take any action that may be required by Common Carrier Requirements without obtaining the consent required by this clause. ALON shall have the right to reverse the direction of any Refined Product Pipelines so long as (A) ALON agrees to reimburse HEP for reasonable additional costs and expenses incurred by HEP as a direct result of changing the direction of the Refined Product on the Refined Product Pipelines (both to reverse and re-reverse) and which would not have been incurred by HEP but for such change of direction, and (B) such reversal does not conflict with any of HEP’s other capacity commitments on the Refined Product Pipelines.

     (vii) Maintenance. Except as set forth below, HEP, at its sole cost and expense, shall maintain the Refined Product Pipelines in good condition and repair (A) in accordance with all Applicable Laws, (B) in accordance with accepted industry practices and procedures in the repair and maintenance of pipeline facilities, and (C) in accordance with provisions of clauses (i) through (iv) of Section 10(c) (the foregoing clauses (A) through (C) of this Section 6(a)(vii) are collectively referred to herein as the “Maintenance Standards”). ALON, for so long as ALON is shipping Refined Products on the Refined Product Pipelines pursuant to this Agreement, at its sole cost and expense, shall maintain in good condition and repair all connections, valves, tank farm and mainline pumps and other pipeline equipment that connects the Refinery to the Refined Product Pipelines, in accordance with all Applicable Laws and in accordance with applicable industry standards. Subject to Section 14, HEP, in its sole discretion, will make the determination if any capital expenditures or improvements are needed to the Refined Product Pipelines, and, except as provided in Section 3(e) and Section 14, HEP will be responsible for all costs to implement such capital expenditures and improvements.

     (viii) Shippers. HEP agrees that, without ALON’s prior written consent, neither HEP nor any of its Affiliates shall be a shipper of any Refined Products or Other Products in any Refined Product Pipeline, and HEP further agrees that, subject to Common Carrier Requirements, only ALON and such shippers as ALON shall designate shall be permitted to ship Refined Products on the Refined Product Pipelines.

     (ix) Control Center. Without ALON’s prior written consent, the control center for the Refined Product Pipelines (the “Control Center”) shall not be moved from Big Spring, Texas. HEP shall, during the term of this Agreement, provide ALON such level of communications with respect to the Refined Product Pipelines and the Refined Product Terminals as has been historically provided and such additional communications

Pipelines and Terminals Agreement

services as ALON shall reasonably request so long as same does not impose a material burden on HEP. In addition, ALON shall retain access to the Control Center for purposes relating to any asset owned or operated by ALON pursuant to the Services Agreement. Notwithstanding the foregoing provisions, ALON shall not have access to any information pertaining to any other shippers, if any.

     (x) No Additional Pipelines. HEP shall not construct or grant any right to construct any pipeline for transporting Refined Products on any easement, right of way or other parcel of real property transferred to HEP under the Contribution Agreement (the “Pipeline Easements”), nor shall HEP permit any pipeline controlled by HEP and currently or hereafter located or constructed on any Pipeline Easement, other than the Refined Products Pipelines or Capital Improvements, to transport any Refined Products; provided, however, HEP shall have the right to construct tanks and connecting lines at the Orla Tank Farm and the right to utilize any pipelines HEP currently utilizes at the Orla Tank Farm so long as such use does not interfere with (x) HEP’s service to ALON pursuant to the terms of this Agreement or (y) ALON’s rights pursuant to the terms of the Navajo Pipeline Lease.

     (b) Refined Product Terminals.

     (i) Deliveries to the Terminal. Deliveries of Refined Products to the Refined Product Terminals will be made through existing pipeline connections at the Refined Product Terminals. At the beginning of each month, ALON will schedule the pipeline deliveries into the Refined Product Terminals, which may include deliveries of Refined Products from the Refined Product Pipelines or deliveries of third party Refined Products through existing pipeline connections at the Refined Product Terminals. ALON will provide HEP with a notice of scheduled deliveries, which notice will include details as to type, grade, quantity and quality of each Refined Product; provided that ALON may change the scheduling or specification of any scheduled delivery up to the time of such delivery so long as ALON agrees to be responsible for any reasonable additional costs incurred by HEP as a direct result of such change and which would not have been incurred by HEP but for such change. Deliveries of Refined Products to the Refined Product Terminals may be made 24 hours per day, seven days per week. HEP agrees that, without ALON’s prior written consent, neither HEP nor any of its Affiliates will make any deliveries for their own account into the Refined Product Terminals and, subject to Common Carrier Requirements, deliveries to the Refined Product Terminals will be limited to deliveries from ALON or from third parties designated by ALON; provided, however, HEP shall have the right to utilize the Orla Tank Farm, so long as such use does not interfere with (x) HEP’s service to ALON pursuant to the terms of this Agreement or (y) ALON’s rights pursuant to the terms of the Navajo Pipeline Lease.

     (ii) Deliveries from the Terminal. Deliveries of Refined Product from the Refined Product Terminals will be made to ALON, or to such third parties as ALON may direct, in accordance with HEP’s operating procedures. HEP may require ALON and each of its employees, agents and representatives to execute an access agreement in the

Pipelines and Terminals Agreement

form attached as Exhibit J hereto (and as may be subsequently revised as mutually agreeable to HEP and ALON) prior to loading Refined Products at the Refined Product Terminals, to comply with rules and procedures posted at the Refined Product Terminals, and to undergo training regarding loading at the Refined Product Terminals. HEP may exclude anyone from the Refined Product Terminals who fails to execute or to comply with an access agreement, fails to comply with the rules and procedures posted at the Refined Product Terminals, fails to attend or comply with training, or, in HEP’s reasonable opinion, poses a risk to the Refined Product Terminals, its personnel, the public, or the environment. Deliveries of Refined Products to trucks from the Refined Product Terminals may be made 24 hours per day, 7 days per week, unless otherwise notified by HEP due to maintenance-type activities or emergencies. Unless otherwise consented in writing by the other party hereto, which consent shall not be unreasonably withheld, each party agrees that it shall continue the utilization of the terminal operating systems put in place by ALON, including systems to monitor and control customer identification, credit, access and loading volumes. Subject to Common Carrier Requirements, HEP agrees to comply with and use commercially reasonable efforts to enforce the limitations instituted by ALON from time to time with respect to such systems.

     (iii) Terminal Operations and Maintenance. Except as otherwise provided in this Agreement, control and operation of the Refined Product Terminals will rest exclusively with HEP. HEP shall operate and manage the Refined Product Terminals in accordance with industry standards and customs. Except as otherwise provided in this Agreement, HEP, at its sole cost and expense, shall maintain the Refined Product Terminals in good condition and repair, in accordance with all Applicable Laws, and in accordance with accepted industry practices and procedures in the repair and maintenance of storage facilities. HEP shall inform ALON promptly of any adverse event or circumstance affecting the Refined Product Terminals.

     Section 7. Product Quality Standards and Requirements

     (a) Product Quality. ALON warrants that all Refined Products transported or terminalled by or at the request of ALON will conform to the specifications for such Refined Products set forth in the rules and regulations of the tariffs attached hereto as Exhibits D, E, or G when initially tendered by ALON or at the request of ALON. HEP will not be required to receive Refined Products into the Refined Product Terminals that are contaminated or otherwise fail to meet those specifications, nor will HEP be required to accept any Refined Products that fail to meet the quality specifications set forth in the notice. With respect to the Refined Product Terminals, HEP will not commingle any Refined Product of ALON with any Refined Product of any other party without ALON’s prior written consent. In addition, unless ALON shall direct otherwise, HEP will not permit any product or other substance not meeting the definition of “Refined Product” in this Agreement and the specifications therefore in the rules and regulations tariffs attached hereto as Exhibits D, E, or G to be transported, terminalled or otherwise introduced into the Refined Product Pipelines or Refined Product Terminals.

Pipelines and Terminals Agreement

     (b) Verification of Quality. HEP may require the quality of the Refined Products initially tendered into the Refined Product Terminals by ALON, its customers or Affiliates (other than by Refined Product Pipelines) to be verified either by ALON’s laboratory analysis, or by an independent inspector’s analysis indicating that the Refined Products meet HEP’s minimum Refined Products quality specifications. All costs for such analysis are to be borne by ALON. HEP may sample any Refined Products tendered to HEP for ALON’s account for the purpose of confirming the accuracy of the analysis. The cost of such confirmation shall be borne by HEP.

     (c) Delivery of Product. HEP will (i) deliver to ALON the identical Refined Products that are stored in any segregated Refined Product Terminals, and (ii) comply with the rules and regulations of the tariffs attached hereto as Exhibits D, E, or G with respect to delivery of any Refined Product tendered by ALON into a Refined Product Pipeline. Any delivery by HEP to ALON will include its allocable share of transmix as specified in the rules and regulations tariffs attached hereto as Exhibits D, E, or G.

     (d) Tank Cleaning. If any Refined Product Terminals tank or line requires cleaning due to the written request of ALON to change the type of Refined Products stored therein, HEP shall clean or arrange for cleaning of such tank and remove or arrange for removal of any Refined Products and disposal of any waste; provided, however, ALON agrees to reimburse HEP for all costs and expenses reasonably incurred by HEP in connection with such cleaning and removal within 10 days of receipt of an invoice therefor.

     Section 8. Product Measurements; Inventory Reports; Audit Rights

     (a) All shipments of Refined Products shall be gauged or measured pursuant to the rules and regulations tariffs attached hereto as Exhibits D, E, or G. Quantities of Refined Products received into and delivered from the Refined Product Terminals will be determined by pipeline meter or other appropriate quantity measuring devices, as mutually determined by HEP and ALON and shall include the volumes of transmix allocable to ALON in accordance with the rules and regulations tariffs attached hereto as Exhibits D, E, or G. Meter calibration shall be conducted on a monthly basis. Gauging of Refined Products received, delivered or stored in the Refined Product Terminals will be taken jointly by representatives of the parties at such times and places as shall be indicated in a notice to ALON at least five days prior to such gauging; provided if ALON does not have a representative present for gauging, HEP’s gauging will be conclusive, absent manifest error. HEP shall provide ALON with records of all of ALON’s transportation and storage transactions on the Transferred Assets.

     (b) HEP shall maintain accurate inventory records of ALON’s Refined Products at each Refined Product Terminal. HEP shall forward to ALON copies of receipt and delivery tickets five times per week or as otherwise requested by ALON. Within five days of the end of each calendar month during the term of this Agreement, HEP shall provide to ALON for each Refined Product Terminal a monthly inventory report showing separately, for each Refined Product stored at such Refined Product Terminal, the beginning physical inventory, receipts into inventory, deliveries from inventory, the ending book inventory, the ending physical inventory and any gain or loss in inventory for such month. The ending physical inventory of one month

Pipelines and Terminals Agreement

shall be the beginning inventory for the next month. During the term of this Agreement, HEP agrees to provide to ALON all information that is currently reported on ALON’s terminal gain/loss report summary and product balancing system. HEP agrees to provide such information within five days of the end of each calendar month.

     (c) ALON shall have the right, on a quarterly basis and upon written notice to HEP, to audit HEP’s books and records with respect to the inventory services provided by HEP under Section 8(b). Such audits may be performed by employees, independent accounting firms, and other designated representatives of ALON (including internal auditing personnel) at its sole cost and expense. HEP agrees to fully cooperate with ALON to accomplish the audit as expeditiously as possible. Any audit shall be conducted at HEP’s offices during normal business hours, at ALON’s sole cost and expense, and in a manner that does not unreasonably interfere with HEP’s normal business operations. ALON shall maintain in strict confidence the content of any and all books and records reviewed by ALON pursuant to this Section 8(c).

     Section 9. Title to Product and Product Losses

     Title to the Refined Products transported or stored in the Transferred Assets for or on behalf of ALON will remain with ALON at all times subject to any lien created under Applicable Law. In no event shall HEP make any delivery of any of ALON’s Refined Product to any third party unless ALON shall have directed HEP to make such delivery or ALON shall have otherwise previously consented in writing to such delivery. With respect to the Refined Product Terminals, HEP will be responsible to compensate ALON for all product losses other than product losses arising out of ALON’s acts or omissions as determined on an annual basis on a terminal by terminal basis, that are greater than 0.05% of the product terminalled in accordance with this Agreement and pursuant to the Schedule attached hereto as Exhibit I. All product gains and losses, if any, with respect to each respective Refined Product Terminals will be allocated on a monthly basis to ALON and each other customer, if any, of the terminal based on their percentage of total receipts into the terminal. HEP’s responsibility for product losses on the Refined Product Pipelines will be determined pursuant to the tariffs set forth as Exhibits D, E, or G.

     Section 10. Exceptions to Obligations

     (a) Shutdown or Reconfiguration of Refinery. During any Renewal Term, ALON must deliver to HEP at least twelve months advance written notice of any planned shut down or reconfiguration (excluding planned maintenance turnarounds) of the Refinery or any portion of the Refinery that would reduce the Refinery’s output. ALON will use its commercially reasonable efforts to mitigate any reduction in the Minimum Volume Commitment that would result from such a shut down or reconfiguration. If ALON shuts down or reconfigures the Refinery or any portion of the Refinery (excluding planned maintenance turnarounds) and reasonably believes in good faith that such shutdown or reconfiguration will jeopardize its ability to satisfy the Minimum Volume Commitment, then within 90 days of the delivery of the written notice of the planned shut down or reconfiguration, ALON shall (i) propose a new Minimum Volume Commitment, such that the ratio of the volumes of Refined Products to be transported

Pipelines and Terminals Agreement

on the Refined Product Pipelines following such shut down or reconfiguration to the anticipated production level of the Refinery following the shut down or reconfiguration will be approximately equal to the ratio of the original volumes of Refined Products transported on the Refined Product Pipelines under this Agreement to the original production level of the Refinery under this Agreement and (ii) propose the date on which the new Minimum Volume Commitment shall take effect. Unless objected to by HEP within 60 days of receipt by HEP of such proposal, such new Minimum Volume Commitment shall become effective as of the date proposed by ALON. To the extent that HEP does not agree with ALON’s proposal, any changes in ALON’s obligations under this Agreement, or the date on which such changes take effect, the parties will negotiate in good faith to resolve such disagreement within 30 days of notice thereof by HEP. In the event the parties are unable to resolve such disagreement(s) within such time period, the new Minimum Volume Commitment shall be determined by binding arbitration in accordance with Section 21(g) of this Agreement and the arbitrators shall consider the factors set forth in this Section 10(a) in resolving such disagreement. The provisions of this Section 10(a) shall only apply during a Renewal Term and do not apply to the Initial Term of this Agreement.

     (b) Force Majeure. In the event that any party is rendered unable, in whole or in part, by a Force Majeure event from performing its obligations under this Agreement, then upon the delivery of notice and full particulars of the Force Majeure event in writing within a reasonable time after the occurrence of the Force Majeure event relied on, the obligations of the parties, so far as they are affected by the Force Majeure event, shall be suspended for the duration of any inability so caused. Any period during which the obligations of the parties are suspended as a result of this Section 10(b) shall extend the term of this Agreement. ALON will be required to pay any amounts accrued and due under this Agreement at the time of the Force Majeure event. The cause of the Force Majeure event shall so far as possible be remedied with all reasonable dispatch, except that no party shall be compelled to resolve any strikes, lockouts or other industrial disputes other than as it shall determine to be in its best interests. In the event a Force Majeure event prevents ALON from performing its obligations under this Agreement for a period of more than twelve months, this Agreement may be terminated by HEP as to the Refined Product Pipeline(s) or Refined Product Terminal(s) as to which ALON’s performance is prevented as a result of such Force Majeure event. In the event a Force Majeure event prevents HEP from performing its obligations under this Agreement for a period of more than 90 days, then this Agreement may be terminated by ALON as to the Refined Product Pipeline(s) or Refined Product Terminal(s) as to which HEP’s performance is prevented as a result of such Force Majeure event; provided, however, that ALON agrees to extend such 90 day period to up to twelve months from the date the Force Majeure event first occurred if, and for so long as, HEP shall (i) provide alternative transportation and storage service to ALON commensurate to the services suspended by such Force Majeure event and reasonably acceptable to ALON, and (ii) shall reimburse ALON for all costs and expenses incurred by ALON in accepting such alternative services and which would not have otherwise been incurred by ALON absent such Force Majeure event; and provided further that, in the event that the Force Majeure event preventing performance by HEP arises (x) solely from an order, decree, regulation or similar requirement of a Governmental Authority with jurisdiction over HEP or the affected Refined Product Pipeline(s) or Refined Product Terminal(s), and (y) such order, decree, regulation or

Pipelines and Terminals Agreement

similar requirement does not relate to and is not otherwise attributable to any negligent failure by HEP, any of its Affiliates or any of their respective assets, including the Transferred Assets, to comply with Applicable Law (for the purpose of this Section, “negligent failure” shall mean the failure of HEP or its Affiliates to act as a reasonable prudent operator in accordance with standard industry practice), then ALON’s right to terminate this Agreement pursuant to this Section 10(b) with respect to the affected Refined Product Pipeline(s) or Refined Product Terminal(s) shall not be exercisable by ALON until the date that is twelve months following the date on which HEP’s performance was first prevented by such order, decree, regulation or other requirement, provided that, during the pendency of such Force Majeure event, HEP uses its commercially reasonable efforts to have such order, decree, regulation or other requirements, to the extent applicable to HEP or the Transferred Assets, dissolved or eliminated, if possible, and to otherwise minimize the impact thereof on HEP’s obligations hereunder. Any termination pursuant to any provision of this Section 10(b) shall not limit the liability of either party for any breach of this Agreement prior to such termination. Nothing in this Section 10(b) shall alter the liability of HEP as set forth in the rules and regulations tariffs for the Refined Product Pipelines attached hereto as Exhibits D, E, or G.

     (c) HEP’s Right to Temporarily Suspend Operations. In the event that HEP is required temporarily to suspend pipeline operations, in order to effect any construction or repairs to or any maintenance of any portion of the Refined Product Pipelines or the Refined Product Terminals, or to perform pipeline integrity testing (or repairs related thereto) (collectively, “Maintenance Activities”), HEP shall have the right to do so, provided that (i) HEP shall use its commercially reasonable efforts to schedule and perform any Maintenance Activities so as to minimize interference with ALON’s transportation schedule, (ii) if ALON provides HEP with at least 120 days advance written notice of the date of any Refinery turnaround, HEP shall use its best efforts to schedule and perform any Maintenance Activities during the Refinery’s turnarounds provided such scheduling does not materially increase HEP’s cost of performing such Maintenance Activities, (iii) HEP shall provide ALON with a minimum of 60 days advance written notice of any scheduled Maintenance Activities, and (iv) HEP shall complete any Maintenance Activities (scheduled or unscheduled) with reasonable dispatch. The provisions set forth in clauses (ii) through (iii) of the immediately preceding sentence of this Section 10(c) shall not apply to the extent HEP determines in good faith that emergency Maintenance Activities are required in connection with the Refined Product Pipelines or Refined Product Terminals. In addition, in the event Maintenance Activities are required to be performed within time periods that do not permit HEP to provide ALON with 60 days advance written notice of such activities, HEP shall provide ALON with notice of such Maintenance Activities as soon as is reasonably practical under the circumstances. If ALON is unable to transport on the Refined Product Pipelines or terminal in the Refined Product Terminals the volumes of Refined Products required to meet the Minimum Volume Commitment for any period of time as a result of HEP’s activities under this Section 10(c), then the Minimum Volume Commitment will be reduced as provided by Section 2(a)(ii).

Pipelines and Terminals Agreement

     Section 11. Agreement to Remain Shipper

     With respect to any Refined Products that are produced at the Refinery and transported in any Refined Product Pipeline or handled at any Refined Product Terminal, ALON agrees that it will continue its historical commercial practice of owning such Refined Products from such point as such Refined Products leave the Refinery until at least such point as they will not be further transported in a Refined Product Pipeline or handled at a Refined Product Terminal and to continue acting in the capacity of the shipper of any such Refined Products for its own account at all times that such Refined Products are in a Refined Product Pipeline or being handled at the Refined Product Terminals.

     Section 12. Agreement Not to Challenge Tariffs or Terminal Charges; Governmental Actions

     (a) ALON agrees to any tariff rate changes for the Refined Product Pipelines determined in accordance with this Agreement. ALON agrees (a) not to challenge, nor to cause its Controlled Affiliates to challenge, nor to encourage or recommend to any other Person that it challenge, or voluntarily assist in any way any other Person in challenging, in any forum, interstate or intrastate tariffs (including joint tariffs) of HEP relating to the Refined Product Pipelines that HEP has filed or may file containing rates, rules or regulations that are in effect at any time during the term of this Agreement and regulate the transportation of Refined Products, (b) not to protest or file a complaint, nor cause their Controlled Affiliates to protest or file a complaint, nor encourage or recommend to any other Person that it protest or file a complaint, or voluntarily assist in any way any other Person in protesting or filing a complaint, with respect to regulatory filings that HEP has made or may make at any time during the term of this Agreement to change interstate or intrastate tariffs (including joint tariffs) for transportation of Refined Products on the Refined Product Pipelines and (c) not to seek, nor cause their Controlled Affiliates to seek, nor encourage or recommend to any other Person that it seek, or voluntarily assist in any way any other Person in seeking, regulatory review of, or regulatory jurisdiction over, the contractual rates charged at any time during the term of this Agreement by HEP for terminalling services at the Refined Product Terminals or to challenge, in any forum, such rates or changes to such rates, in each case so long as such tariffs, regulatory filings or rates changed are made in accordance with, and do not otherwise conflict with, the terms of this Agreement.

     (b) Should any Common Carrier Requirement or any action by any Governmental Authority require HEP to implement a change in HEP’s obligations with respect to the provision of shipping or prorationing as stated in this Agreement or any Exhibit hereto, HEP will provide notice to ALON of such action and will consult with ALON pursuant to Section 21(p) prior to implementing any change required as a result of such action. HEP further agrees (i) to provide ALON with any non-privileged information HEP may have to assist ALON if it chooses to challenge such action, and (ii) to abstain, at ALON’s request, from implementing any change required as a result of such action until ALON has exhausted any such challenge, subject, however, to HEP’s right to implement a change upon a good faith determination by HEP, after consulting with its counsel (and prior notice to ALON), that legal obligations imposed upon HEP require such action. ALON agrees to be responsible for and reimburse HEP for any fees, fines,

Pipelines and Terminals Agreement

penalties, or other expenses incurred by HEP in connection with HEP’s non-compliance with such required action to the extent such non-compliance results from any request by ALON pursuant to this paragraph 12(b).

     Section 13. Term and Renewal; Right to Enter New Agreement

     (a) Term. This Agreement shall be effective as of the Effective Date and shall terminate at 12:01 a.m. Dallas, Texas, time on February 28, 2020, (the “Initial Term”) unless earlier terminated pursuant to the provisions of this Agreement or extended by ALON’s exercise of its renewal options as set forth in this Section 13; provided, however, that Section 12, Section 13(c), Section 17, Section 18, Section 19, Section 20, and Section 21 shall survive the termination of this Agreement.

     (b) Renewal Options. Unless this Agreement shall have been earlier terminated pursuant to the provisions set forth herein, ALON, so long as no ALON Event of Default shall have occurred and be continuing, shall have the right to extend the term of this Agreement for three additional five year periods (“Renewal Terms”) commencing on the first day immediately following the expiration of the Initial Term or any Renewal Term by giving notice to HEP of its desire to exercise such option at least 180 days prior to the end of the Initial Term or any Renewal Term, as applicable. At ALON’s option, such renewal option may apply to only such Refined Product Pipelines or Refined Product Terminals as ALON shall designate and shall then still be subject to this Agreement.

     (c) New Agreement. For a period of one year following the termination without renewal of this Agreement, ALON will have the right to enter into a new pipelines and terminals agreement with HEP with respect to the Refined Product Pipelines or Refined Product Terminals designated by ALON on commercial terms which the parties agree are substantially similar to the terms which HEP could enter into an agreement with a third party for similar services. In furtherance of the foregoing rights of ALON, in the event that HEP proposes to enter into any pipelines and terminals agreement or similar agreement with any third party with respect to any Refined Product Pipeline or Refined Product Terminal after termination without renewal of this Agreement, HEP shall give ALON 45 days prior written notice of such proposed agreement, which notice shall include the fee schedules, tariffs, throughput volumes, duration and any other terms proposed in such agreement.

     Section 14. Construction of Upgrades; Expansion of Pipeline

     (a) Capital Improvements. During the term of this Agreement, ALON shall be entitled to designate Capital Improvements to be made to the Refined Product Pipelines and the Refined Product Terminals. The following provisions shall set forth the procedures pursuant to which Capital Improvements designated by ALON may be constructed:

     (i) For any Capital Improvement designated by ALON, ALON shall submit a written proposal, including all specifications then available to it, of the nature of

Pipelines and Terminals Agreement

the proposed Capital Improvement to the Refined Product Pipelines and/or the Refined Product Terminals.

     (ii) HEP will review such proposal to determine, in its sole discretion, whether it will consent to proceed with the proposed Capital Improvement.

     (iii) Should HEP determine to proceed and construct or cause to be constructed the approved Capital Improvement, HEP will obtain bids from two or more general contractors reasonably acceptable to ALON for the construction of the Capital Improvement. Based upon the bids, HEP will notify ALON of the total estimated cost of the amount necessary to construct such Capital Improvement (which amount shall include the costs of capital and any other costs necessary to place such Capital Improvement in service) (“Construction Capital Expenditure”). Within 30 days of such notice, ALON will notify HEP whether or not ALON agrees to such Construction Capital Expenditure. In the event ALON does not agree with such Construction Capital Expenditure, the parties shall work together in good faith to reach agreement on the Construction Capital Expenditure; provided that, in the event the parties do not reach such agreement within 30 days, ALON shall be entitled to proceed with the construction of the Capital Improvement in accordance with Section 14(a)(v) below.

     (iv) Prior to beginning any construction on the Capital Improvement, (x) HEP shall have received all necessary regulatory approvals, and (y) HEP and ALON shall agree on an additional monthly revenue amount (the “Monthly Capital Construction Amount”) which amount (1) shall be payable over a mutually agreed to term not to exceed the then remaining balance of the Initial Term (or the then current Renewal Term) plus any Renewal Term to which ALON is then committed or shall then commit (the “Capital Amortization Period”), and (2) shall be sufficient to provide HEP the equivalent of a rate of return equal to prime rate plus an additional rate of return to be agreed to by the parties over the Capital Amortization Period on the Construction Capital Expenditure after taking into account the increased cash flows to HEP committed to by ALON and otherwise reasonably anticipated to be received by HEP from ALON (or from a third party pursuant to a direct contractual commitment to HEP) in connection with such Capital Improvement. The Monthly Capital Construction Amount shall be billed and paid monthly following ALON’s acceptance (which shall not be unreasonably withheld) of the Capital Improvement as meeting the specifications delivered to HEP pursuant to Section 14(a)(i) and ALON’s obligation to pay the Monthly Capital Construction Amount shall survive the termination of this Agreement due to an ALON Event of Default. In connection with the construction of any Capital Improvement pursuant to this Section 14(a)(iv), ALON shall be entitled to participate in all stages of planning, scheduling, implementing, and oversight of the construction. ALON shall also be entitled to audit all expenditures incurred in connection with the Capital Improvement and HEP shall provide all invoices and other documentation reasonably requested by ALON for this purpose.

Pipelines and Terminals Agreement

     (v) If for any reason the Capital Improvement shall not be constructed pursuant to Section 14(a)(iv) above, and such Capital Improvement is in accordance with applicable required engineering and regulatory standards, and could not reasonably be expected to have a material adverse impact on the operations or efficiency of the Refined Product Pipelines or the Refined Product Terminals or result in any material additional unreimbursed costs to HEP, then ALON may proceed with the construction and financing of the Capital Improvement and, upon completion of construction, ALON shall be the owner and operator of such Capital Improvement. The parties agree that any Capital Improvement constructed by ALON shall be treated as the separate property of ALON. HEP shall cooperate with ALON in insuring that the Capital Improvement shall operate as intended, including by operating and maintaining all necessary connections to the Refined Product Pipelines and the Refined Product Terminals, subject to ALON’s reimbursing HEP on a monthly basis for any incremental expenses arising from operating or maintaining such connections.

     (b) Ownership and Operation. Upon completion of the construction, HEP or ALON, as applicable, will own all Capital Improvements to the Refined Product Pipelines and the Refined Product Terminals, and will operate and maintain the Capital Improvements in accordance with Applicable Law and recognized industry standards.

     Section 15. Contract Quarter Adjustments

     (a) Activity Notice. As soon as practicable following the end of each Contract Quarter under this Agreement, HEP shall deliver to ALON a written notice in a form mutually agreed by the parties hereto (the “Activity Notice”) which shall set forth the following:

     (i) The total volumes of Refined Products and Other Products, if any, transported by ALON and any other party on each Refined Product Pipeline or stored by ALON or any other party in each Refined Product Terminal during such Contract Quarter (the “Total Volumes”), together with the total revenues attributable to such volumes (the “Total Revenues” and, together with the Total Volumes, the “Total Activity”);

     (ii) A statement of the amount by which the Total Volumes for each Refined Product Pipeline and Refined Product Terminal were greater than (“Excess Volumes”) or less than (“Deficient Volumes”) an amount equal to the Minimum Volume Commitment for such Refined Product Pipeline or Refined Product Terminal multiplied by the actual number of days in such Contract Quarter (such product being referred to herein as the “Quarterly Minimum Volume”);

     (iii) For each Refined Product Pipeline or Refined Product Terminal with Excess Volumes for such Contract Quarter, the amount (the “Excess Revenues”) by which the Total Revenues for such Refined Product Pipeline or Refined Product Terminal exceeded the product obtained by multiplying (1) the Quarterly Minimum Volume for such Refined Product Pipeline or Refined Product Terminal, by (2) the tariff rate set forth in Exhibits D, E, or G, as adjusted pursuant to this Agreement, which is then applicable

Pipelines and Terminals Agreement

to such Refined Product Pipeline, or the terminal fees then applicable to such Refined Product Terminal (the “Minimum Volumes Revenue”);

     (iv) For each Refined Product Pipeline or Refined Product Terminal with Deficient Volumes for such Contract Quarter, the revenue due to HEP with respect to such Deficient Volumes (the “Deficient Revenues”), which shall be calculated by multiplying the Deficient Volumes by the tariff rates set forth in Exhibits D, E and G, as adjusted pursuant to this Agreement, which are then applicable to such Refined Product Pipeline, or the terminal fees, as adjusted pursuant to this Agreement, then applicable to such Refined Product Terminal;

     (v) The total amount of Deficient Revenues with respect to such Contract Quarter (the “Total Deficient Revenues”), the total amount of Excess Revenues with respect to such Contract Quarter (the “Total Excess Revenues”), and the difference obtained by subtracting the Total Excess Revenues from the Total Deficient Revenues which difference, if positive, shall be the “Deficiency Payment” required to be paid by ALON to HEP pursuant to this Section 15. If ALON agrees with the Activity Notice, ALON shall pay the Deficiency Payment to HEP within 10 days after its receipt of the Activity Notice. If ALON disagrees with the Activity Notice, then ALON shall (i) notify HEP of its objection(s) to the Activity Notice (the “Objection Notice”), (ii) pay to HEP the amount, if any, of the Deficiency Payment which ALON does not dispute and (iii) deliver the amount of the Deficiency Payment that ALON disputes (the “Disputed Amount”) to a mutually agreeable escrow agent (the “Escrow Agent”) with instructions to distribute such Disputed Amount pursuant to the terms of this Section 15; and

     (vi) Any adjustment due to ALON with respect to (A) Incentive Tariffs in accordance with Section 3(b) (the “Incentive Adjustment”) and (B) any Deficiency Payments in accordance with Section 15(d) below to the extent such Deficiency Payments shall not have previously been applied pursuant to Section 15(d). For each adjustment due to ALON in accordance with this clause (vi), ALON shall be entitled to a credit on the next monthly invoice delivered by HEP pursuant to Section 4(a) in an amount equal to such adjustment plus interest thereon at the Prime Rate from the last day of the preceding Contract Quarter to the date of such invoice.

     (b) Payment and Dispute. If ALON disagrees with the Activity Notice, then following the delivery of the Objection Notice, the chief financial officers of ALON and HEP shall meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary and shall negotiate in good faith to attempt to resolve any differences that they may have with respect to matters specified in the Activity Notice. During the 30-day period following the delivery of the Objection Notice, ALON shall have access to the working papers of HEP relating to the Activity Notice. If such differences are not resolved within 30 days following delivery of the Objection Notice, ALON and HEP shall, within 45 days following the delivery of the Objection Notice, submit any and all matters which remain in dispute and which were properly included in the Activity Notice to arbitration in accordance with Section 21(g).

Pipelines and Terminals Agreement

     (c) Refund. Upon final resolution of the disputed Activity Notice, HEP and ALON shall promptly (i) amend the disputed Activity Notice and (ii) direct the Escrow Agent to distribute the Disputed Amount, if any, together with any interest earned thereon, in immediately available funds to HEP and/or ALON, each in accordance with the terms of such resolution. With respect to any portion of the Disputed Amount to be paid to HEP, ALON shall pay to HEP an amount equal to (i) interest on such portion of the Disputed Amount at the Prime Rate, less (ii) any interest earned on such portion of the Disputed Amount and paid to HEP by the Escrow Agent pursuant to the preceding sentence. With respect to any portion of the Disputed Amount to be paid to ALON, HEP shall pay to ALON an amount equal to (i) interest on such portion of the Disputed Amount at the Prime Rate, less (ii) any interest earned on such portion of the Disputed Amount and paid to ALON by the Escrow Agent pursuant to the first sentence of this Section 15(c).

     (d) Deficiency Payment Adjustments. For each Contract Quarter for which the Total Revenues shall exceed the Minimum Volumes Revenue (such excess being the “Net Excess Revenues”), ALON shall be entitled to a credit solely against any payments owed by ALON for such Net Excess Revenues for such Contract Quarter equal to any Deficiency Payments made in the prior four Contract Quarters and not previously so credited.

     Section 16. Events of Default

     (a) Events of Default by HEP. The occurrence of any of the following events shall constitute “HEP Events of Default”:

     (i) Any failure to make any payment required to be made by HEP hereunder, where such failure continues for 10 days after receipt of written notice from ALON, subject to the right of HEP, reasonably exercised, to contest any such payment. In the event HEP withholds any such payment, and it is determined that such withholding was wrongful, HEP agrees to pay interest to ALON on such monies wrongfully withheld at the Prime Rate;

     (ii) A failure by HEP to observe and perform any material provision or covenant of this Agreement (other than the obligation to pay amounts when due as the result of same being covered by clause (i) preceding) to be observed or performed by HEP where such failure continues unremedied for a period of 30 days after receipt of written notice thereof from ALON to HEP (the “Initial HEP Cure Period”); provided, however, in the event a breach specified in this clause (ii) cannot be reasonably cured within such 30-day period and HEP is diligently proceeding to cure such breach, HEP shall have an additional period of time as is reasonably necessary to cure such breach, not to exceed 180 days after HEP’s receipt of notice from ALON regarding such breach (the “Extended HEP Cure Period”);

     (iii) The making by HEP of any general assignment for the benefit of creditors, the filing by or against HEP of a petition to have HEP adjudged a bankrupt, or a petition for reorganization or arrangement under any law relating to bankruptcy (unless,

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in the case of a petition filed against HEP, the same is dismissed within 60 days), or the appointment of a trustee or receiver to take possession that is not restored to HEP within 30 days; and

     (iv) Any default by HEP or its Affiliates under any mortgage, or other security document or instrument to which it is a party which default would entitle any third party (other than a third party who is bound by a Non-Disturbance Agreement with ALON), to acquire all or any material portion of the Refined Product Pipelines or the Refined Product Terminals.

     (b) Events of Default by ALON. The occurrence of any of the following shall constitute “ALON Events of Default”:

     (i) Any failure to make any payment required to be made by ALON hereunder, where such failure continues for 10 days after receipt of written notice from HEP, subject to the right of ALON, reasonably exercised, to contest any such payment. In the event ALON withholds any such payment, and it is determined that such withholding was wrongful, ALON agrees to pay interest to HEP on such monies wrongfully withheld at the Prime Rate;

     (ii) A failure by ALON to observe and perform any material provision or covenant of this Agreement (other than the obligation to pay amounts when due as the result of same being covered by clause (i) preceding) to be observed or performed by ALON where such failure continues unremedied for a period of 30 days after receipt of written notice thereof to ALON; provided, however, in the event a breach specified in this clause (ii) cannot be reasonably cured within such 30-day period and ALON has diligently proceed to cure such breach, ALON shall have such period of time, not to exceed 180 days, as is reasonably necessary to cure such breach; and

     (iii) The making by ALON of any general assignment for the benefit of creditors, the filing by or against ALON of a petition to have ALON adjudged a bankrupt, or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against ALON, the same is dismissed within 60 days), or the appointment of a trustee or receiver to take possession that is not restored to ALON within 30 days.

     Section 17. Remedies

     (a) Remedies of HEP. In the event an ALON Event of Default occurs and is not cured, HEP shall have the right to enforce performance by ALON of this Agreement and recover damages for the breach thereof and with respect to an ALON Event of Default specified in Section 16(b)(i), HEP shall have the right to refuse receipts and deliveries by or on behalf of ALON on 10 days prior written notice to ALON; provided, however, that HEP shall not (i) with respect to an ALON Event of Default, specified in Section 16(b)(i), be entitled to terminate this Agreement unless such ALON Event of Default is not cured within 60 days after receipt of

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written notice from HEP; provided further that to the extent ALON has enforceable rights to receive insurance proceeds which are sufficient to cure such default, ALON shall be entitled to an additional 60 days to cure such default so long as it is using commercially reasonable efforts to collect such insurance proceeds and pay them to HEP; and (ii) with respect to an ALON Event of Default specified in Section 16(b)(ii) or Section 16(b)(iii), be entitled to refuse receipts and deliveries by or on behalf of ALON or to terminate this Agreement until such time as HEP shall have been awarded any such right pursuant to a final binding and nonappealable decision of an Arbitrable Dispute pursuant to Section 21(g). Notwithstanding any other provision of this Agreement to the contrary, HEP agrees to subordinate any lien or other possessory interest of HEP in any Refined Products to any lien held by ALON’s lenders.

     (b) Remedies of ALON. In the event an HEP Event of Default occurs and is not cured, ALON shall have the right to enforce performance by HEP of this Agreement and recover damages for the breach thereof in accordance with the provisions of Section 21(g). In addition, if an HEP Event of Default specified in Section 16(a)(i), Section 16(a)(iii) or Section 16(a)(iv) occurs and is not cured, ALON shall have the right to terminate this Agreement on 30 days written notice to HEP; provided, however, that ALON shall not, with respect to an HEP Event of Default specified in Section 16(a)(i), be entitled to terminate this Agreement unless such HEP Event of Default is not cured within 60 days after receipt of written notice from ALON; and provided, further that to the extent HEP has enforceable rights to receive insurance proceeds which are sufficient to cure such default, HEP shall be entitled to an additional 60 days to cure such default so long as it is using all commercially reasonable efforts to collect such insurance proceeds and pay them to ALON. In the event an HEP Event of Default specified in Section 16(a)(ii) occurs and is not cured, ALON shall have the right to terminate this Agreement by written notice to HEP following expiration of the Extended HEP Cure Period.

     (c) ALON’s Option to Operate. In the event (x) an HEP Event of Default described in Section 16(a)(ii) occurs and is not cured before the expiration of the Initial HEP Cure Period, (y) an HEP Event of Default pursuant to Section 16(a)(iii) or Section 16(a)(iv) occurs and is not cured, or (z) a Force Majeure event prevents HEP from substantially performing its obligations under this Agreement for more than 30 days, then ALON shall have the option (1) to exercise the remedies in Section 17(b), and/or (2) to directly or indirectly through a designee, enter the Refined Product Terminals and the control center for the Refined Product Pipelines and (at ALON’s election) commence (and thereafter continue during the Intervention Period) the operation and maintenance thereof or the taking of such actions as may be necessary to obtain substitute performance for those obligations of HEP hereunder that are not being performed by HEP; provided, however, that with respect to clause (x) above, if the HEP Event of Default results directly from a breach by ALON of any representation, warranty or covenant under the Contribution Agreement (without giving effect to any limitations on the survival period, if any) or any Ancillary Document, then ALON’s rights pursuant to clause (2) above shall be limited to the performance and provision of transportation or terminalling services in compliance with Section 2(b) which HEP is unable to perform or provide as a result of such HEP Event of Default and for which ALON is then capable of performing or providing. The period of ALON’s operations pursuant to clause (2) above (the “Intervention Period”) shall commence upon ALON’s entry into the Refined Product Terminals and control center and shall extend until the

Pipelines and Terminals Agreement

earlier of (i) the expiration of this Agreement (including any Renewal Terms), (ii) the election by ALON in its sole discretion to terminate the Intervention Period, and (iii) the date upon which such Force Majeure Event ends or HEP cures such HEP Event of Default. All costs reasonably incurred by ALON in exercise of its rights and remedies under this Section 17(c) shall be reimbursed or paid by HEP no later than 10 days following written demand from ALON (which demand may be given by ALON periodically as such costs are incurred) or ALON may set-off all or any part of such costs against any amounts owed by ALON to HEP under this Agreement.

     (d) ALON’s Option to Purchase. Upon the occurrence of a failure by HEP described in Section 16(a)(ii) which is not cured before the expiration of the Extended HEP Cure Period (other than a failure that results directly from a breach by ALON of any representation, warranty or covenant under the Contribution Agreement (without giving effect to any limitations on the survival period, if any) or any Ancillary Document), the occurrence and continuance for over 180 days of an HEP Event of Default under Section 16(a)(iii) or Section 16(a)(iv), or upon any termination of this Agreement pursuant to Section 10(b) due to a Force Majeure event affecting HEP, ALON shall have the option, and HEP hereby grants to ALON such option, to purchase (or to cause an Affiliate of ALON to purchase) all, or such portion as ALON shall designate, of the Refined Product Pipelines and Refined Product Terminals from HEP by delivering notice of the exercise of such option to HEP within 60 days of the end of such 180-day period or such termination. Such purchase shall be made pursuant to an asset purchase agreement containing the same terms and conditions as the Contribution Agreement except that (i) ALON, or its designated Affiliate, shall be the purchaser and HEP shall be the seller, (ii) any terms or conditions in the Contribution Agreement that are clearly inapplicable to the purchase by ALON shall be omitted, (iii) the purchase price for the Refined Product Pipelines and Refined Product Terminals to be purchased by ALON shall be paid in cash and in an amount determined by an appraisal of the fair market value of the assets to be purchased at the time of exercise of ALON’s option, which appraisal shall (x) take into account all factors relevant to determining the purchase price for such assets including, without limitation, the condition of the assets, the purpose intended for the assets, any repairs required to be made, and the terms and nature of the transaction to be effected pursuant to this Section 17(d), and (y) shall be performed by an independent third party appraiser with substantial experience in valuing petroleum product pipelines and terminals, (iv) such purchase shall be free and clear of any liens or security interests relating to indebtedness for borrowed money, but shall otherwise be on an “as-is, where-is” basis, and (v) shall close within 180 days of the notice of exercise of the option. In addition, ALON shall have the right, at its own expense, to conduct a due diligence investigation of the Refined Product Pipelines and the Refined Product Terminals and HEP shall provide ALON reasonable access to such assets and all related records and documents for the purpose of such investigation. ALON shall have the right to terminate its purchase option if it is dissatisfied with the results of such due diligence investigation.

     (e) Further Obligations. Each party shall make commercially reasonable efforts to mitigate any of the damages to which it may be entitled under any provision of this Agreement.

Pipelines and Terminals Agreement

     Section 18. ALON Right of First Refusal

     (a) HEP hereby grants to ALON a right of first refusal on any proposed Transfer (excluding (i) a Transfer to a Controlled Affiliate made solely for the purpose of such Controlled Affiliate thereafter owning and operating the Transferred Assets in accordance with this Agreement, or (ii) the grant of security interest to a bona fide third party lender which complies with the provisions of Section 21(c), but not excluding any foreclosure or other realization on such security interest) of all or any portion of the Refined Product Pipelines or the Refined Product Terminals. ALON’s right of first refusal granted hereunder shall survive any Transfer of the Refined Product Pipelines or the Refined Product Terminals or any assignment of this Agreement and shall be binding upon all successors or permitted assigns of HEP.

     (b) If (1) HEP desires to (x) Transfer all or part of its interest in the Refined Product Pipelines or in the Refined Product Terminals (collectively, the “Operations”) or (y) Transfer title to all or a part of its interests in the Operations to its mortgagee in lieu of foreclosure; or (2) all or a part of HEP’s interest in the Operations will be Transferred pursuant to foreclosure of a mortgage of any such interest, and any such Transfer is subject to the right of first refusal in Section 18(a) above; HEP shall promptly give written notice to ALON or its successors and assigns with full information concerning such transaction (the “Transaction Notice”).

     The Transaction Notice shall (a) include the name and address of the prospective transferee (who must be a bona fide purchaser), the purchase price, the form of consideration proposed, and all other terms of the proposed transaction (collectively, the “Proposed Terms”), (b) include a complete copy of any proposed or executed written agreement that sets forth the Proposed Terms, including all exhibits, schedules and related agreements; and (c) in the event the Transfer of HEP’s interest in the Operations is to be made pursuant to subsections (b)(1)(y) or (b)(2) above, the Transaction Notice shall include all material notices received by HEP from its mortgagee relating to the Transfer in lieu of foreclosure or foreclosure of a mortgage on any such interest.

     ALON shall then have the right for a period of thirty (30) days (the “Exercise Period”) after the Transaction Notice is delivered, to elect to purchase all of the Operations which HEP proposes to Transfer on the Proposed Terms. ALON shall have the right, at its own expense, to conduct a due diligence investigation of the Operations during the Exercise Period and HEP shall provide ALON reasonable access to conduct such investigation. In the event that ALON shall exercise its right of first refusal by delivery of written notice of such exercise to HEP within the Exercise Period, ALON shall close the Transfer of the Operations within 90 days of the end of the Exercise Period and HEP shall use all commercially reasonable efforts to cooperate with ALON in effecting such closing on the Proposed Terms. ALON shall have the right to confirm the fair market value of any non-cash consideration included within the purchase price set forth in the Proposed Terms by an independent appraisal by a generally recognized valuation firm. If the proposed Transfer includes other assets of HEP or is structured as a non-simultaneous, like-kind exchange under Section 1031 of the Internal Revenue Code of 1986, as amended, the interest that is subject to ALON’s right of first refusal pursuant to Section 18(a) shall be

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separately valued and the Transaction Notice shall state the value attributed to such interest by the prospective transferee.

     If ALON does not exercise its right of first refusal granted pursuant to this Section 18 within the Exercise Period, HEP may enter into a binding agreement or proceed to close on any such agreement already executed to Transfer its interests in the Operations on terms and conditions in the aggregate no less favorable to HEP than the Proposed Terms to the prospective transferee, during a period (“Third Party Sale Period”) ending 90 days after the Exercise Period. If however, no such binding agreement is entered into or no closing occurs with the prospective transferee during the Third Party Sale Period, then no Transfer may thereafter be entered into by HEP without first again complying with this Section 18. Notwithstanding the application of this Section 18, any Transfer made pursuant to this paragraph must comply with the provisions of Section 21(c). Notwithstanding the foregoing, any Transfer made pursuant to the last proviso under Section 21(c) shall not give rise to a right of first refusal under this Section 18.

     Section 19. Insurance; Indemnification

     (a) Insurance. In connection with this Agreement, each party shall maintain insurance providing for coverage and minimum limits contained in Exhibit H attached hereto and incorporated herein by reference. Each party shall furnish the other party with certificates of insurance sufficient to establish that such party is maintaining the coverage so specified. Said certificates shall not be canceled or otherwise materially altered without at least 30 days prior written notice to the other party. Insurance covering the Refined Products, if any, shall be carried by ALON at its own expense.

     (b) Indemnification by ALON. To the extent permitted by Applicable Law and except as otherwise specifically provided in this Agreement, ALON agrees to defend and indemnify HEP, its Subsidiaries and Affiliates and their respective directors, officers, employees, agents and other representatives (the “HEP Indemnified Parties”), from and against all liabilities, losses, damages, Claims, suits, penalties, fines, judgments, costs and expense (including reasonable attorney fees and other costs of litigation) (collectively “Losses”), resulting from, associated with or arising out of (i) ALON’s failure to comply with applicable governmental or quasi-governmental laws, regulations or rules, (ii) bodily injury or death of any Person, including, without limitation, ALON’s and HEP’s employees, agents and representatives, (iii) damage to natural resources or to property of any nature, including, without limitation, that involving the Refined Products and other property of ALON and the Refined Product Terminals, Refined Product Pipelines and other property of HEP, or (iv) discharges, spills, or leaks of products; in each case (x) regardless of the negligence of any of the HEP Indemnified Parties, but (y) only to the extent caused by the negligent, gross negligent or willful acts or omissions of ALON, its employees, agents, representatives or contractors in the exercise of any of the rights granted under this Agreement.

     (c) Indemnification by HEP. To the extent permitted by Applicable Law and as otherwise specifically provided in this Agreement, HEP agrees to defend and indemnify ALON, its Subsidiaries and Affiliates and their respective directors, officers, employees, agents and

Pipelines and Terminals Agreement

other representatives (the “ALON Indemnified Parties”), from and against any Losses resulting from, associated with or arising out of (i) HEP’s failure to comply with applicable governmental or quasi-governmental laws, regulations or rules, (ii) bodily injury or death of any Person, including, without limitation, ALON’s and HEP’s employees, agents or representatives, (iii) damage to natural resources or to property of any nature, including, without limitation, that involving Refined Products and the Refined Product Terminals, Refined Product Pipelines or other property of HEP, or (iv) discharges, spills, or leaks of products; in each case (x) regardless of the negligence of any of the ALON Indemnified Parties, but (y) only to the extent caused by the negligent, gross negligent or willful acts or omissions of HEP, its employees, agents, representatives or contractors in the exercise of any of the rights granted under this Agreement.

     (d) Joint Liability. Under the foregoing indemnities, where the personal injury to or death of any Person, or loss of or damage to property is the result of the joint or concurrent negligence or willful acts or omissions of ALON and HEP, each party’s duty of indemnification will be in proportion to its share of such joint or concurrent negligence, or willful misconduct.

     (e) Procedures relating to Indemnification. To receive the foregoing indemnities, the party seeking indemnification must notify the other in writing of a Claim or suit promptly (provided that any failure to provide such notice shall not limit a party’s right to indemnification except to the extent that the indemnifying party shall have been materially prejudiced thereby) and provide reasonable cooperation (at the indemnifying party’s expense) and full authority to defend the Claim or suit. Notwithstanding the foregoing, no indemnifying party shall be entitled to settle any Claim or suit without the consent of the indemnified party unless such settlement contains a full release of the indemnified party without any liability for any monetary damages or any type of equitable relief. Neither party shall have any obligation to indemnify the other under any settlement made without its written consent.

     (f) Administration of Indemnity Claims. Notwithstanding anything else in this Section 19, any claims for indemnification pursuant to this Section 19, (i) on behalf of an ALON Indemnified Party must be made and administered by ALON, or its successors or assigns as permitted herein, and (ii) on behalf of an HEP Indemnified Party must be made and administered by HEP, or its successors and assigns as permitted herein.

     Section 20. Notices.

     All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in Person or by telecopier or telegram to such party. Notice given by Personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a party pursuant to this Agreement shall be sent to or made at the address set forth below or at such

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other address as such party may stipulate to the other parties in the manner provided in this Section 20:

if to ALON:	ALON USA, LP
7616 LBJ Freeway, Suite 300
Dallas, Texas 75251
Attn: Chief Executive Officer
Copy to: General Counsel
Telecopy: (972) 367-3723

if to HEP:	Holly Energy Partners, L.P.
100 Crescent Court
Suite 1600
Dallas, Texas 75201
Attn: Bruce Shaw
Telecopy: 214-615-9371

     Section 21. Miscellaneous

     (a) Intention as to Refineries. ALON represents to HEP that, as of the date of this Agreement, they are not considering a shut down of the Refinery, other than a scheduled maintenance turnaround in the first quarter of 2005, or any changes to the Refinery that would have a material adverse effect on the operation of the Refinery.

     (b) Amendments and Waivers. No amendment or modification of this Agreement shall be valid unless it is in writing and signed by the parties hereto. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced. No failure or delay in exercising any right hereunder, and no course of conduct, shall operate as a waiver of any provision of this Agreement. No single or partial exercise of a right hereunder shall preclude further or complete exercise of that right or any other right hereunder.

     (c) Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, ALON, HEP and their respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned without the prior written consent of the other parties, which consent may not be unreasonably withheld; provided, however, that (i) HEP may make such an assignment (including a partial pro rata assignment) to a Controlled Affiliate of HEP provided that HEP continues to remain liable for its obligations hereunder, (ii) ALON may make such an assignment (including a partial pro rata assignment) to a Controlled Affiliate of ALON provided that ALON continues to remain liable for its obligations hereunder, (iii) ALON may make such an assignment to any Person to which ALON has sold its Refinery which relies on the services provided by HEP under this Agreement if such Person (A) is reasonably capable of performing ALON’s obligations under this Agreement assigned to such Person, which determination shall be made by ALON in its reasonable

Pipelines and Terminals Agreement

judgment and (B) has agreed in writing with HEP to assume the obligations of ALON assigned to such Person, (iv) ALON may make a collateral assignment of its rights and obligations hereunder to any bona fide third party lender of ALON, (v) HEP may make a collateral assignment of its rights and obligations hereunder and/or grant a security interest in all or a portion of the Refined Product Pipelines and the Refined Product Terminals to a bona fide third party lender or debt holder, or a trustee or representative for any of them of HEP if such third party lender, debt holder or trustee shall have executed and delivered to ALON a non-disturbance agreement in substantially the form attached to the Contribution Agreement or in such other form as is reasonably satisfactory to ALON and ALON executes an acknowledgment of such collateral assignment in such form as may from time to time be reasonably requested, and (vi) subject to Section 11.6 of the Contribution Agreement, HEP may assign its rights in connection with a sale of all or substantially all its assets to a person who (A) is reasonably capable of performing HEP’s obligations under this Agreement assigned to such person, which determination shall be made by HEP in its reasonable judgment, and (B) has agreed in writing with ALON to assume the obligations of HEP assigned to such person. Any attempt to make an assignment of this Agreement otherwise than as permitted by the foregoing shall be null and void. For purposes of this Section 21(c), an “assignment” shall include any direct or indirect assignment, transfer, sale, pledge, hypothecation or other disposition of this Agreement or any rights and obligations hereunder; provided, however, that the consent requirements set forth in this Section 21(c) shall not apply to any merger, sale of equity interests, or change of control involving a party hereto. The parties hereto agree to require their respective successors (including any Person to which all or any portion of the Refined Product Pipelines or Refined Product Terminals are to be Transferred), if any, to expressly assume, in a form of agreement acceptable to the other parties, their obligations under this Agreement. From and after any assignment permitted or consented to hereunder, all references to HEP or ALON, as applicable, shall be deemed to refer to such party’s assignee.

     (d) Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect. Upon determination that any term or other provision is invalid or unenforceable, the parties agree to negotiate in good faith to modify this Agreement to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

     (e) Choice of Law. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Dallas, Texas.

     (f) Exclusion of Punitive Damages. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR PUNITIVE OR EXEMPLARY DAMAGES, BY STATUTE, IN TORT OR CONTRACT.

Pipelines and Terminals Agreement

     (g) Arbitration Provision. Any and all Arbitrable Disputes must be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section will control the rights and obligations of the parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by a party (“Claimant”) serving written notice on the other party (“Respondent”) that the Claimant elects to refer the Arbitrable Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within 30 days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select a third arbitrator within 30 days after the second arbitrator has been appointed. The Claimant will pay the compensation and expenses of the arbitrator named by or for it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. The Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (a) be neutral parties who have never been officers, directors or employees of any of ALON, HEP or any of their Affiliates and (b) have not less than seven years experience in the energy industry. The hearing will be conducted in Dallas, Texas and commence within 30 days after the selection of the third arbitrator. ALON, HEP and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the parties hereto. The arbitrators shall have no right to grant or award punitive damages.

     (h) Entire Agreement. This Agreement and the Exhibits hereto constitute the complete understanding of the parties relating to the subject matter hereof and supersede all prior oral and written discussions, negotiations, representations or agreements relating thereto. There are no understandings or commitments relating to the present subject matter not expressly set forth herein.

     (i) Drafting. As between the parties, it shall be conclusively presumed that each and every provision of this Agreement was drafted jointly by the parties.

     (j) Headings. Section headings contained in this Agreement are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.

     (k) Expenses. Except as otherwise set forth herein, each party shall pay and discharge all liabilities and expenses incurred by or on behalf of it in connection with the preparation, authorization, execution and performance of this Agreement and the transactions

Pipelines and Terminals Agreement

contemplated herein, including all fees and expenses of agents, representatives, counsel and accountants.

     (l) Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

     (m) No Personal Liability. Each party acknowledges and agrees that that in no event shall any Affiliate of either party or any partner, member, shareholder, owner, officer, director or employee of either party or of any such Affiliate be personally liable to the other party for any payments, obligations or performance due under this Agreement or any breach or failure of performance of either party and the sole recourse for payment or performance of the obligations under this Agreement shall be against HEP or ALON (as applicable) and each such party’s respective assets and not against any other Person, except for such liability as expressly assumed by an assignee pursuant to an assignment of this Agreement in accordance with the terms hereof.

     (n) Counterparts. This Agreement may be executed in two or more counterparts, each of which when delivered (which deliveries may take place by facsimile) shall be deemed an original, but all of which shall constitute one and the same instrument.

     (o) Confidentiality. Each party hereto shall cause, and shall cause each of its Affiliates and each of their respective officers, directors and employees, to hold confidential all information relating to the business of the other party disclosed to it by reason of this Agreement and not disclose any of such information to any party unless (i) such party obtains the prior written consent of the other party, or (ii) required to disclose such information by operation of Applicable Law (including pursuant to the rules of the Securities Exchange Commission) or pursuant to rules of any securities exchange. If either party or any of its representatives or affiliates is requested or required by operation of Applicable Law (including pursuant to the Exchange Act of 1934 or the rules of the SEC) or pursuant to the rules of any securities exchange to disclose any Confidential Information, such party shall provide the other party with prompt written notice of such request or requirement (which shall be treated as Confidential Information hereunder), which notice shall be at least 48 hours prior to making such disclosure (or in the case of a disclosure pursuant to the Exchange Act, the rules of the SEC or the rules of any securities exchange, such time period (which may be shorter than 48 hours but shall not be longer than 48 hours) as may be reasonably possible), so that the other party hereto may seek a protective order or other appropriate assurance of confidential treatment of the information required to be so disclosed and/or waive compliance with the provisions of this Section 21(o). Notwithstanding the foregoing, either party shall be entitled to disclose each other’s confidential information with its advisors (legal and accounting), bankers, lenders, underwriters/purchasers and their respective advisors, provided that they are notified of the requirements of this Section 21(o) and instructed to keep such information confidential.

Pipelines and Terminals Agreement

     (p) Unlawful Actions. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that in no event will HEP or ALON ever be deemed to be in breach of this Agreement for any failure of HEP or ALON to observe or perform any provision or covenant of this Agreement if such failure to perform is attributable to any provision in this Agreement, any tariff, or any Ancillary Document, which is invalid or in violation of Applicable Law. In such event, or in the event of any action described in Section 12(b), the parties shall negotiate in good faith in an attempt to agree to another provision (instead of the provision which is invalid or in violation of Applicable Law) that is valid and legal and carries out the parties’ intentions under this Agreement.

     (q) Memorandum of Agreement. HEP acknowledges and agrees that ALON shall have the right to record a memorandum of this Agreement (the form of which shall be mutually agreed to by the parties) with respect to ALON’s rights under Section 17 and Section 18 in such jurisdictions as ALON shall deem appropriate.

[Remainder of page intentionally left blank. Signature pages follow.]

Pipelines and Terminals Agreement

     IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first written above.

ALON USA, LP
By:	ALON USA GP, LLC,
its General Partner

By:	/s/ Jeff D. Morris
Jeff D. Morris,
President and Chief Executive Officer

HOLLY ENERGY PARTNERS, L.P.
By:	HEP LOGISTICS HOLDINGS, L.P.,
its General Partner

By:	HOLLY LOGISTIC SERVICES, L.L.C.,
its General Partner

By:	/s/ Mathew P. Clifton
Mathew P. Clifton
Chairman of the Board and Chief Executive Officer

Signature Page
Pipelines And Terminals Agreement

EXHIBIT A

REFINED PRODUCT PIPELINES

				Minimum	Incentive	Section 2(a)(v)	Section 2(a)(v)
	Miles of			Volume	Volume	60 Day	180 Day
Origin and Destination	Pipeline	Diameter	Capacity	Commitment	Requirement	Discount Rate	Discount Rate
		(inches)	(bpd)	(bpd)	(bpd)
Big Spring, TX to Abilene, TX (6”)	105.2	6	20,000	7,580	8,843	6.8%	32.6%
Midland, TX to Orla, TX*	136.5	8/10	25,000	14,040	16,380	8.5%	27.5%
Big Spring, TX to Wichita Falls, TX	226.5	6/8	23,000	15,815	18,451	3.7%	16.1%
Wichita Falls, TX to Duncan, OK	46.7	6	21,000	4,844	5,652	16.8%	57.3%
Abilene, TX to Dyess AFB	1.6	8	53,000	1,167	1,362	4.6%	22.4%

*Excludes 38 mile, 6-inch leased Chevron pipeline from Coahoma Station to Midland, TX and 3.4 miles of ALON owned pipeline from the Refinery to Coahoma Station.

A-1

EXHIBIT B

REFINED PRODUCT TERMINALS AND TANK FARMS

				Minimum Volume
				Commitment
Location	Storage Capacity (barrels)		Number of Tanks	(bpd)
Refined Product Terminals
Abilene, TX	127,000		5	7,523
Wichita Falls, TX	220,000	*	11	5,586

Refined Product Tank Farm
Orla, TX	134,782		7	13,853

*	Includes 50,000 barrels of storage capacity that is currently out of service.

B-1

EXHIBIT C

TERMINALS FEE SCHEDULE

1.	ALON will pay a terminal service fee of (a) $0.30 per barrel for deliveries out of the Refined Product Terminals into trucks, and (b) $0.10 per barrel for deliveries out of the Refined Product Terminals into any adjacent pipelines.

2.	Each of the service fees listed on this Exhibit C will adjust at the beginning of each Contract Year by an amount equal to the percentage change between the two preceding Contract Years in the index comprised of comparable fees posted by Conoco, Wichita Falls; Equilon, Odessa; Pride, Abilene; and Valero, Abernathy terminals.

C-1

EXHIBIT D

INTERSTATE TARIFF (RATES, RULES AND REGULATIONS)

D-1

EXHIBIT E

INTRASTATE TARIFF (RATES, RULES AND REGULATIONS (PUBLIC))

E-1

EXHIBIT F

INTENTIONALLY OMITTED

F-1

EXHIBIT G

INTRASTATE TARIFF (RATES, RULES AND REGULATIONS (PRIVATE))

G-1

EXHIBIT H

INSURANCE

     Each party’s insurance coverage as stated on this Exhibit H shall be primary in all instances regardless of like coverage maintained by the other party.

     (a) Workmen’s Compensation Coverage in the statutory amount as prescribed under the Workmen’s Compensation Acts of Texas, and Employer’s Liability insurance in the amount of $1,000,000.

     (b) Comprehensive General Liability

Bodily Injury:	$1,000,000 Per Person

$1,000,000 Per Occurrence

Property Damage:	$1,000,000 Per Occurrence

Including but not limited to the following with the same above limit of liability for bodily injury and property damage:

(i)	Contractual Liability

(ii)	Contingent Liability (if contractors are to be used)

(iii)	Owner Contractors Protective Liability (if contractors are to be used)

(iv)	Completed Operations

(v)	Broad Form Care, Custody and Control

(vi)	Explosion, collapse and underground $1,000,000 Per Occurrence

     (c) Comprehensive vehicle liability to cover all licensed or unlicensed vehicles and/or automotive equipment owned, leased or rented when used in connection with the performance of this Agreement.

Coverage limits shall be:

Bodily Injury:	$1,000,000 Per Person

$1,000,000 Per Occurrence

Property Damage:	$1,000,000 Per Occurrence

H-1

     (d) Umbrella/Excess Insurance over that required in (a), (b) and (c) above with minimum limits of $50,000,000.

H-2

EXHIBIT I

SCHEDULE OF
SETTLEMENT PROCEDURES
REFINED PRODUCT TERMINALS

If in any year the overall product losses at any Refined Product Terminal exceed 0.05%, then the amount to be paid by HEP to ALON as compensation for such product losses shall be an amount equal to (A) the sum of the volumes of losses (in barrels) for each type of product having an overall loss at such Refined Product Terminal in such year multiplied by the yearly average of the daily high and low price per barrel for such product for (i) Abilene, Texas (with respect to the Abilene Terminal), (ii) Wichita Falls, Texas (with respect to the Wichita Falls Terminal),and (iii) El Paso, Texas (with respect to the Orla Tank Farm) for the year in which the loss occurred as set forth in publications of Oil Price Information Service (“OPIS”), less (B) the sum of the volumes of gains (in barrels) for each type of product having an overall gain at such Refined Product Terminal in such year multiplied by the yearly average of the daily high and low price per barrel for such product for (i) Abilene, Texas (with respect to the Abilene Terminal), (ii) Wichita Falls, Texas (with respect to the Wichita Falls Terminal),and (iii) El Paso, Texas (with respect to the Orla Tank Farm) for the year in which the gain occurred as set forth in publications of OPIS. In the case of the following products, the product price used to determine the required payment shall be as follows:

product	opis product price used
On-Road Diesel Fuel	Unbranded
Unleaded Regular Gasoline	Unbranded
Unleaded Premium Gasoline	Unbranded
Kerosene	On-Road Diesel plus $.05
Jet Fuel — JP8 Military Grade	On-Road Diesel plus $.07

In the event of a loss or gain with respect to a product type not specified above, the OPIS product price used to determine the payment amount shall be the price for the OPIS product category for Abilene, Texas (with respect to the Abilene Terminal), Wichita Falls, Texas (with respect to the Wichita Falls Terminal), and El Paso, Texas (with respect to the Orla Tank Farm), that is most similar to the product type as adjusted for differences in quality. For purposes of these settlement procedures, the term “OPIS” shall mean the entity that performs the price reporting functions now performed by OPIS in the event that OPIS ceases to perform these functions. In the event required price levels cease to be reported for any of the foregoing markets, then the prices for the major market nearest to the terminal for which such loss occurred and for which petroleum product prices are reported shall be used in place of such market prices.

I-1

EXHIBIT J

TERMINAL ACCESS AGREEMENT

     This Terminal Access Agreement (this “Agreement”) is entered into this ___day of ______, 2005, by ______(“Carrier”) located at ______, who will be obtaining product from the Abilene and Wichita Falls Terminals (collectively, the “Terminal”) operated by Holly Energy Partners-Operating, L.P. (“HEP-Operating”) on behalf of Holly Energy Partners, L.P. and its affiliate companies (collectively referred to herein as “Holly Energy Partners”) which Carrier represents and warrants it has legal rights to obtain from the Terminal.

For good consideration, the sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

A. HEP-Operating routinely stores various petroleum products, petroleum byproducts and other substances (hereinafter referred to as “Petroleum Products”) at the Terminal. The purpose of this Agreement is to afford Carrier access to such Terminal and to protect and safeguard the interests of Holly Energy Partners and all shippers in permitting Carrier to have such access. This Agreement shall be applicable to the Terminal identified herein.

B. Carrier shall have access to the Terminal for the sole purpose of either making or taking delivery of Petroleum Products. Carrier agrees that the permission granted by HEP-Operating to Carrier to enter the Terminal under this Agreement is non-exclusive, and may be revoked at any time (i) for Carrier’s failure to comply with this Agreement, (ii) for Carrier’s failure to comply with the rules and procedures posted at the Terminal, (iii) for Carrier’s failure to attend or comply with training, and (iv) if HEP-Operating believes in its reasonable opinion, that Carrier poses a risk to the Terminal, its personnel, the public or the environment.

C. Access to the Terminal is or will be controlled by a card-lock or key system activated by proximity cards (“Access Card(s)” and/or “Access Code(s)”). Carrier desires to have Access Card(s) and/or Access Code(s) to the Terminal to obtain Petroleum Products.

D. Carrier agrees to comply with all Terminal operating rules promulgated by HEP-Operating and its agents, including those promulgated (whether communicated verbally or in writing) for security or safety reasons, and any amendments or supplements thereto that HEP-Operating in its discretion, may issue from time to time. Carrier agrees to comply with all applicable federal, state, and local laws and regulations, including but not limited to pertinent provisions of the “Hazardous Materials Transportation Act”, as fully set forth as 49 U.S.C. 1801, et seq., its amendments and implementing regulations. Carrier shall take steps, including providing instruction, to ensure that its drivers and other authorized representatives observe any rules, laws and regulations governing use of the Terminal at all times while on any premises owned or operated by Holly Energy Partners.

E. Carrier agrees to be solely liable for, and to indemnify, defend and save harmless Holly Energy Partners, its affiliates and their respective directors, officers, employees and agents of from any and all loss, damage, claims demands or liabilities (including reasonable attorneys’ fees), from any cause whatsoever, for the injury to or death of any person or persons or for the damage to or loss of any real or personal property, whether it be that of the parties hereto or of third persons, caused by or in any manner arising out of or connected with the Carrier’s presence and activities in the Terminal or of any other person or persons who might gain entry into the Terminal by means of the misappropriation or unauthorized use or duplication of any Access Card(s) or Access Code(s) delivered by HEP–Operating to Carrier or by any other means caused in whole or in part by Carrier, whether through negligence or otherwise.

F. Carrier will provide to HEP–Operating certificates of insurance issued by acceptable underwriters and insurance companies evidencing satisfactory insurance coverage of Carrier. Said certificates will be provided by Carrier to HEP–Operating before any automotive equipment operated by Carrier enters the Terminal for the purpose of loading Petroleum Products. The insurance coverage will be in the minimum amounts set forth below and will be maintained in force by Carrier at its own expense at all times during the term of this Agreement. Insurance carried by Carrier shall be primary to any other insurance similar or not, that may be acquired, managed, or maintained by Holly Energy Partners. (Carrier agrees to notify HEP–Operating in writing immediately upon knowledge of an occurrence that might materially diminish the minimum amounts of insurance coverage set forth below). The certificates will provide that the insurance coverage may be cancelled or materially modified by the issuing underwriters and insurance companies only upon their giving 30 days’ prior written notice to HEP–Operating:

     1. Worker’s Compensation and Occupational Disease Insurance as required by the laws of the State in which the Terminal(s) is/are located, and Employers’ Liability Insurance with a limit of not less than $1,000,000.00 per occurrence; such coverage to be endorsed waiving right of subrogation against the Holly Energy Partners entities as permitted by the respective state law.

     2. Comprehensive General liability Insurance with bodily injury limits of not less than $2,000,000.00 per occurrence, and property damage limits of not less than $2,000,000.00 per occurrence. Carrier own certificates of insurance will be endorsed to cover the indemnity provisions of Paragraph B above. Such coverage to also be endorsed naming the Holly Energy Partners entities as additional insureds as respects operations of or on behalf of Carrier under this Agreement.

     3. Automotive Liability Insurance with limits of not less than $1,000,000.00 applicable to bodily injury, sickness or death, to each person, and $1,000,000.00 for more than one person per occurrence, and $1,000,000.00 for the loss or damage to property per occurrence. Such coverage to be endorsed naming the Holly Energy Partners entities as additional insureds as respects operations of or on behalf of Carrier under this Agreement.

     4. All policies herein described shall include coverage for all liability assumed by Carrier under the terms of this Terminal Access Agreement and for all claims caused by or arising from Carrier’s exercise of the rights and privileges granted herein, including the loading and unloading operations by Carrier and its agents, representatives, and employees at the Terminal.

G. Carrier acknowledges that the dispensing of Petroleum Products at the Terminal is controlled by the Access Card(s) or Access Code(s) that activate a system which controls the Terminal’s entry and exit gates, truck loading racks and automated accounting equipment. Carrier hereby requests such Access Card(s) and/or Access Code(s) for its use at the Terminal. Carrier agrees to accept such Access Card(s) and/or Access Code(s) subject to the following terms and conditions:

     1. By its execution of attached Addendum A, entitled “Receipt for Cards,” incorporated herein by reference, Carrier acknowledges receipt from HEP–Operating of the Access Card(s) and/or Access Code(s) specified in Addendum A.

     2. Carrier understands that such Access Card(s) and/or Access Code(s) are to cause the Terminal’s automated accounting equipment to charge to the HEP–Operating account number(s) specified in attached Addendum A for all Petroleum Products withdrawn from the Terminal by means of such Access Card(s) and/or Access Code(s).

     3. Carrier agrees to indemnify Holly Energy Partners, its affiliates and their respective employees, officers and directors against and hold harmless from any claims, obligations or liabilities, including claims based on the value of any Petroleum Products lost, stolen or misappropriated at a Terminal and charged to HEP–Operating or any other Holly Energy Partners entity by means of the misappropriation or unauthorized use or duplication of any Access Card(s) or Access Code(s) delivered to Carrier under this Agreement or by any other means caused in whole or in part by Carrier, whether through negligence or otherwise.

     4. Carrier will notify HEP–Operating in writing within 24 hours of any lost, misplaced or misappropriated Access Card(s).

     5. Any Access Card(s) or Access Code(s) delivered by HEP–Operating to Carrier hereunder is for the exclusive purpose of enabling Carrier to gain access to a Terminal and its truck-loading racks in order to load or unload Petroleum Products. The Access Card(s) or Access Code(s) is not a means by which HEP–Operating extends credit to Carrier and Carrier’s obligation of payment to shipper for any Petroleum Products purchased from a shipper is separate and apart from this Agreement.

H. HEP–Operating shall have the right, in its sole discretion, to terminate this Agreement upon any notification, either telephonic or otherwise, to Carrier. Carrier agrees that, upon such termination, it will immediately surrender to HEP–Operating any Access Card(s) or Access Code(s) obtained by Carrier through HEP–Operating.

I. Notwithstanding anything else contained in this Agreement, it is the purpose of this Agreement that Holly Energy Partners, and/or employees, officers or directors of any Holly Energy Partners entity, shall incur no risk, obligation or liability of any kind whatsoever by reason of HEP–Operating’s delivery to Carrier of an Access Card(s) to any Terminal, as such delivery is made by HEP–Operating solely as an accommodation and for the convenience of Carrier. Accordingly, upon request of HEP-Operating, Carrier agrees to execute and deliver to

HEP–Operating such further and additional documents or instruments as HEP–Operating may request from time to time to safeguard its interests.

J. Any Access Card(s) or Access Code(s) delivered by HEP–Operating to Carrier shall be used only by Carrier. Any attempt by Carrier to permit the use of the Access Card(s) or Access Code(s) by anyone other than an authorized employee shall be void and shall constitute a material breach of this Agreement permitting HEP–Operating at its option to terminate the same without any obligation to Carrier.

K. It is hereby understood that Carrier is an independent contractor and that no liability of Carrier, or of its agents and/or employees becomes an obligation of Holly Energy Partners by reason of this Agreement.

L. This Agreement shall be binding upon and shall inure to the benefits of the parties, their successors and assigns, provided that this Agreement may not be assigned by Carrier without the prior written consent of HEP–Operating.

M. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Dallas, Texas.

N. This Agreement may be amended only in a writing signed by each of the parties hereto. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced. No failure or delay in exercising any right hereunder, and no course of conduct, shall operate as a waiver of any provision of this Agreement.

O. This Agreement constitutes the entire agreement of the parties hereto concerning terminal access, and supercedes any previous agreements or understanding.

     IN WITNESS WHEREOF, this Agreement has been executed on behalf of Holly Energy Partners–Operating, L.P. and Carrier by their respective representatives hereunto duly signed as of the day and year first written above.

Holly Energy Partners–Operating, L.P.

By:	By:

Title:	Title: